Filed Pursuant to Rule 424(b)(7)

Registration No. 333-207668

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
5.158% Fixed-to-Floating Callable Subordinated Notes due 2023	$339,693,300(2)	$34,207.12
3.750% Subordinated Notes due 2024	$250,000,000(3)	$25,175.00
4.023% Subordinated Notes due 2024	$333,000,000(3)	$33,533.10
4.082% Subordinated Notes due 2025	$334,000,000(3)	$33,633.80
Total:		$126,549.02

(1)	Calculated in accordance with Rule 457(a), Rule 457(o) and Rule 457(r) under the Securities Act of 1933 and relates to the registration statement on Form S-3 (File No. 333-207668) filed by Citizens Financial Group, Inc. on October 29, 2015.
(2)	Equal to 102.01% of the aggregate principal amount of the 5.158% Fixed-to-Floating Callable Subordinated Notes due 2023 offered hereby, which is the current value of such notes as estimated by the issuer (solely for purposes of calculating the registration fee).
(3)	Equal to the aggregate principal amount of the 3.750% Subordinated Notes due 2024, 4.023% Subordinated Notes due 2024 or 4.082% Subordinated Notes due 2025 (as applicable) offered hereby, which in each case exceeds the current value of such notes as estimated by the issuer for purposes of calculating the registration fee.

Prospectus Supplement

(To Prospectus dated October 29, 2015)

$333,000,000 5.158% Fixed-to-Floating Callable Subordinated Notes due 2023

$250,000,000 3.750% Subordinated Notes due 2024

$333,000,000 4.023% Subordinated Notes due 2024

$334,000,000 4.082% Subordinated Notes due 2025

The selling noteholder named in this prospectus supplement is offering up to $1,250,000,000 in aggregate principal amount of the subordinated notes of Citizens Financial Group, Inc., including $333,000,000 of our 5.158% Fixed-to-Floating Callable Subordinated Notes due 2023 (the “Fixed-to-Floating Notes”), $250,000,000 of our 3.750% Subordinated Notes due 2024 (the “3.750% Notes”), $333,000,000 of our 4.023% Subordinated Notes due 2024 (the “4.023% Notes”) and $334,000,000 of our 4.082% Subordinated Notes due 2025 (the “4.082% Notes” and, together with the Fixed-to-Floating Notes, the 3.750% Notes and the 4.023% Notes, the “notes”). We will not receive any proceeds from the sale of the notes by the selling noteholder. We previously issued the notes to the selling noteholder named herein in private placements under the Securities Act of 1933.

Interest on the Fixed-to-Floating Notes is payable (i) until June 29, 2018, semi-annually in arrears on June 29 and December 29 of each year at a fixed rate per annum of 5.158% and (ii) beginning with the interest payment date on September 29, 2018 (for interest from June 30, 2018), quarterly in arrears on March 29, June 29, September 29 and December 29 of each year, at a floating rate equal to Three-Month LIBOR (as defined below under “Description of Notes—Certain Definitions”) plus 3.5575% per annum. Interest on the 3.750% Notes is payable (i) until January 1, 2016, semi-annually in arrears on January 1 and July 1 of each year, at a fixed rate per annum of 4.153% and (ii) beginning with the interest payment date on July 1, 2016 (for interest from January 2, 2016), semi-annually in arrears on January 1 and July 1 of each year, at a fixed rate per annum of 3.750%. Interest on the 4.023% Notes is payable semi-annually in arrears on April 1 and October 1 of each year, at a fixed rate per annum of 4.023%. Interest on the 4.082% Notes is payable semi-annually in arrears on January 31 and July 31 of each year, at a fixed rate per annum of 4.082%.

The notes of each series are our unsecured and subordinated obligations and rank junior in right of payment to all of our existing and future indebtedness that is not by its terms subordinate to or equal in right of payment to the notes, equal in right of payment to all of our existing and future indebtedness that is issued on a pari passu basis and senior in right of payment to all of our existing and future indebtedness that is by its terms subordinate to the notes. None of our existing or future subsidiaries currently guarantee or will guarantee our obligations under the notes, and the notes are structurally subordinated to all existing and future liabilities of our existing and future subsidiaries.

The notes of each series are redeemable under the circumstances and at the redemption prices specified under “Description of the Notes—Optional Redemption” below plus accrued and unpaid interest to, but not including, the redemption date.

Currently, there is no existing public market for the notes. We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

The notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Investing in the notes involves risk. Before buying any notes, you should consider the risks that we have described in “Risk Factors” beginning on page S-5 of this prospectus supplement, beginning on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”) and in our other filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement or the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 14, 2015

Prospectus Supplement

None of we, the selling noteholder or any underwriter, broker-dealer or agent has authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. None of we, the selling noteholder or any underwriter, broker-dealer or agent takes any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We, the selling noteholder and any underwriter, broker-dealer or agent are not offering to sell, nor seeking offers to buy, the notes in any jurisdiction where an offer or sale is not permitted.

You should assume that the information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any

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information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

For investors outside of the United States, we have not done anything that would permit the offering, possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus supplement outside of the United States.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated October 29, 2015, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering of notes. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise stated in this prospectus supplement or accompanying prospectus or the context otherwise requires, the terms “CFG,” “we,” “us,” and “our” refer to Citizens Financial Group, Inc. together with its consolidated subsidiaries. “CBNA” means Citizens Bank, N.A., “CBPA” means Citizens Bank of Pennsylvania, “our banking subsidiaries” means CBNA and CBPA. “RBS” means, collectively, The Royal Bank of Scotland Group plc and The Royal Bank of Scotland plc and the “RBS Group” means RBS together with its subsidiaries. Unless otherwise noted, when we refer to our “peers” or “peer regional banks,” we refer to BB&T, Comerica, Fifth Third Bancorp, KeyCorp, M&T Bank Corporation, The PNC Financial Services Group, Inc., Regions Financial, SunTrust Banks, Inc., and U.S. Bancorp.

Within this prospectus supplement, including the documents incorporated by reference herein, we reference certain industry and sector information and statistics. We have obtained this information and statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources. Nothing in the data used or derived from third-party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. We believe these external sources and estimates are reliable, but have not independently verified them.

Percentage changes, per share amounts, and ratios presented in this prospectus supplement are calculated using whole dollars.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf and does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf, before you decide to invest in the notes.

Citizens Financial Group, Inc.

We are one of the nation’s oldest and largest financial institutions, with $135.4 billion of total assets as of September 30, 2015. Headquartered in Providence, Rhode Island, we deliver a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. We conduct our banking operations through our two wholly-owned banking subsidiaries, Citizens Bank, N.A. and Citizens Bank of Pennsylvania.

We operate our business through two operating segments: Consumer Banking and Commercial Banking. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

For a description of our business, financial condition, results of operations and other important information regarding CFG, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement or the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

We are subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Our principal executive offices are located at One Citizens Plaza in Providence, Rhode Island, and our telephone number is (401) 456-7000.

The Offering

Issuer	Citizens Financial Group, Inc.

Notes offered	$333,000,000 5.158% Fixed-to-Floating Callable Subordinated Notes due 2023 (the “Fixed-to-Floating Notes”)

$250,000,000 3.750% Subordinated Notes due 2024 (the “3.750% Notes”)

$333,000,000 4.023% Subordinated Notes due 2024 (the “4.023% Notes”)

$334,000,000 4.082% Subordinated Notes due 2025 (the “4.082% Notes”)

Maturity date	Fixed-to-Floating Notes—June 29, 2023

3.750% Notes—July 1, 2024

4.023% Notes—October 1, 2024

4.082% Notes—January 31, 2025

Interest payment dates	Fixed-to-Floating Notes—Interest is payable (i) until June 29, 2018, semi-annually in arrears on June 29 and December 29 of each year at a fixed rate per annum of 5.158% and (ii) beginning with the interest payment date on September 29, 2018 (for interest from June 30, 2018), quarterly in arrears on March 29, June 29, September 29 and December 29 of each year, at a floating rate equal to Three-Month LIBOR (as defined below under “Description of Notes —Certain Definitions”) plus 3.5575% per annum. The next interest payment date is December 29, 2015.

3.750% Notes—Interest is payable (i) until January 1, 2016, semi-annually in arrears on January 1 and July 1 of each year, at a fixed rate per annum of 4.153% and (ii) beginning with the interest payment date on July 1, 2016 (for interest from January 2, 2016), semi-annually in arrears on January 1 and July 1 of each year, at a fixed rate per annum of 3.750%. The next interest payment date is January 1, 2016.

4.023% Notes—Interest is payable semi-annually in arrears on April 1 and October 1 of each year, at a fixed rate per annum of 4.023%. The next interest payment date is April 1, 2016.

4.082% Notes—Interest is payable semi-annually in arrears on January 31 and July 31 of each year, at a fixed rate per annum of 4.082%. The next interest payment date is January 31, 2016.

Ranking and subordination	The notes of each series are our unsecured and subordinated obligations and rank (i) junior in right of payment to all of our existing and future indebtedness that is not by its terms subordinate or equal in right of payment to the notes, (ii) equal in right of payment to all of our existing and future indebtedness that is issued on a pari passu basis and (iii) senior in right of payment to all of our existing and future indebtedness that is by its terms subordinate to the notes. See “Description of the Notes—Subordination to Senior Indebtedness.” None of our existing or future subsidiaries currently guarantee or will guarantee our obligations under the notes, and the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries. As of September 30, 2015, CFG had $52 million of indebtedness outstanding that ranked senior in right of payment to the notes, $1.35 billion of indebtedness (excluding the notes) outstanding that ranked equal in right of payment with the notes, and our subsidiaries had an aggregate of $10.7 billion of liabilities (excluding deposits and deferred taxes) to which the notes were structurally subordinated. In addition, on December 3, 2015, CBNA issued $750 million in aggregate principal amount of senior unsecured notes, to which the notes are structurally subordinated.

Repurchase at option of holders	The notes of each series are not redeemable at the option of the holders at any time.

Optional redemption	For each series, we may redeem the notes of such series in whole (but not in part) at any time after the occurrence of a Regulatory Event (as defined below under “Description of Notes—Certain Definitions”), or within 90 days following the occurrence of a Tax Event (as defined below under “Description of Notes—Certain Definitions”), in either case at a redemption price equal to 101% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.

In addition, we may redeem the Fixed-to-Floating Notes, in whole or in part, on any interest payment date on or after June 29, 2018, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Further issuances	We may from time to time, without notice to or the consent of the registered holders of the notes, issue further notes ranking pari passu with the notes of any series covered by this prospectus supplement and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and provide that such further notes may be consolidated and form a single series with the notes of any series covered by this prospectus supplement.

Use of proceeds	We will not receive any of the proceeds from the sale of the notes by the selling noteholder.

Trustee	The Bank of New York Mellon

Governing law	New York

Form	The notes are issued in registered form in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof and are evidenced by global securities deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. as DTC’s nominee.

No listing	Currently, there is no existing public market for the notes. We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes on any automated dealer quotation system.

Risk factors	Investing in the notes involves risks. You should consider carefully all of the information in this prospectus supplement and any applicable final term sheet. In particular, you should consider carefully the risk factors described in “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 26 of our 2014 Form 10-K and in our other filings with the SEC incorporated by reference herein before purchasing any notes.

RISK FACTORS

We are subject to a number of risks potentially impacting our business, financial condition, results of operations and cash flows. As a financial services organization, certain elements of risk are inherent in our transactions and operations and are present in the business decisions we make. We, therefore, encounter risk as part of the normal course of our business and we design risk management processes to help manage these risks. Our success is dependent on our ability to identify, understand and manage the risks presented by our business activities so that we can appropriately balance revenue generation and profitability. These risks include, but are not limited to, credit risk, market risk, liquidity risk, operational risk, model risk, technology, regulatory and legal risk and strategic and reputational risk. We discuss our principal risk management processes and, in appropriate places, related historical performance in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Governance” section in our Quarterly Report on Form 10-Q for the three months ended September 30, 2015 (the “Q3 2015 Form 10-Q”) incorporated by reference in this prospectus supplement.

You should carefully consider the following risk factors that may affect our business, financial condition and results of operations, as well as the other information set forth and incorporated by reference in this prospectus supplement or in the accompanying prospectus, before making a decision to invest in the notes. If any of the following risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. The following risks are not the only risks we face. Additional risks that are not presently known or that we presently deem to be immaterial also could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

We may not be able to successfully execute our strategic plan or achieve our performance targets.

Our strategic plan, which we began to implement in the second half of 2013, involves four principal elements: (a) increasing revenue in both Consumer Banking and Commercial Banking; (b) enhancing cost reduction efforts across the company; (c) leveraging capital actions aimed at better aligning our capital structure with those of regional bank peers; and (d) the beneficial impact of a rising interest rate environment on our asset-sensitive balance sheet. Our future success and the value of our stock will depend, in part, on our ability to effectively implement our strategic plan. There are risks and uncertainties, many of which are not within our control, associated with each element of our plan discussed further below.

In addition, certain of our key initiatives require regulatory approval, which may not be obtained on a timely basis, if at all. Moreover, even if we do obtain required regulatory approval, it may be conditioned on certain organizational changes, such as those discussed below, that could reduce the profitability of those initiatives.

Revenue Generation Component of Strategic Plan, Assumptions and Associated Risks. Our plans to increase revenue involve reallocating resources toward businesses that will further increase and diversify our revenue base, including by prudently growing higher-return earning assets, identifying and capitalizing on more fee income opportunities and selectively expanding our balance sheet through increased loan origination volume principally in mortgage, small business and auto. Our revenue growth plans are based on a number of assumptions, many of which involve factors that are outside our control. Our key assumptions include:

•	that we will be able to attract and retain the requisite number of skilled and qualified personnel required to increase our loan origination volume in mortgage, business banking, auto, wealth, mid-corporate and specialty verticals. The marketplace for skilled personnel is competitive, which means hiring, training and retaining skilled personnel is costly and challenging and we may not be able to increase the number of our loan professionals sufficiently to achieve our loan origination targets successfully;

•	that we will be able to grow higher-return earning assets with acceptable risk performance and increase fee income in part by means of increased management discipline, industry focus, expansion of target markets, focus on higher-return yielding assets and increased origination efforts;

•	that we will be able to successfully identify and purchase high-quality interest-earning assets that perform over time in accordance with our projected models;

•	that we will be able to fund asset growth by growing deposits with our cost of funds increasing at a rate consistent with our expectations;

•	that our expansion into specialized industries, as well as our efforts to expand nationally in the mid-corporate space, will not materially alter our risk profile from existing business operations in ways that our existing risk models cannot effectively or accurately model;

•	that there will be no material change in competitive dynamics, including as a result of our seeking to increase market share and enter into new markets (as discussed below, we operate in a highly competitive industry and any change in our ability to retain deposits or attract new customers in line with our current expectations would adversely affect our ability to grow our revenue);

•	that the foot traffic in our branches, on which certain sales and marketing efforts are focused, does not significantly decrease more than expected as a result of technological advances; and

•	that software we have recently licensed and implemented throughout our business, including an automated loan origination platform, will function consistent with our expectations.

If one or more of our assumptions prove incorrect, we may not be able to successfully execute our strategic plan, we may never achieve our indicative performance targets and any shortfall may be material.

Cost Savings and Efficiency Component of Strategic Plan and Associated Risks. In order for us to execute our strategic plan successfully, we must continue to pursue a number of cost reduction and efficiency improvement initiatives, including streamlining processes, reducing redundancy and improving cost structures, which we believe will allow us to reduce overall expenses. There may be unanticipated difficulties in implementing our efficiency initiatives, and while we achieved our targeted cost savings for 2014, there can be no assurance that we will fully realize our target expense reductions, or be able to sustain any annual cost savings achieved by our efficiency initiative. Reducing costs may prove difficult in light of our efforts to continue to establish and maintain our stand-alone operational and infrastructural capabilities as a banking institution fully separate from the RBS Group, including our rebranding efforts associated with our separation from the RBS Group. Reducing our structural costs also may be difficult as a result of our efforts to continue to invest in technology and people in order to make further organizational improvements in risk management and various other policies and procedures in order to comply with increased guidance and new regulations and requirements imposed by our regulators. In addition, any significant unanticipated or unusual charges, provisions or impairments, including as a result of any ongoing legal and regulatory proceedings or industry regulatory changes, would adversely affect our ability to reduce our cost structure in any particular period. If we are unable to reduce our cost structure as we anticipate, we may not be able to successfully execute our strategic plan, we may never achieve our indicative performance targets and any shortfall may be material.

Reduction of Our Common Equity Tier 1 Ratio. Our strategic plan requires us to complete capital initiatives that would result in a lower overall Basel III common equity Tier 1 (“CET1”) ratio. Because our capital structure is subject to extensive regulatory scrutiny, including under the Federal Reserve Board’s CCAR process, and because CET1 is used in calculating risk-based capital ratios, we may not be able to consummate the capital initiatives required to bring our CET1 ratio in line with our expectations. This could prevent us from achieving our return on average tangible common equity (“ROTCE”) targets. For more information about risks relating to our ability to obtain the requisite approval from the Federal Reserve Board, see “—Supervisory requirements and expectations on us as a financial holding company and a bank holding company, our need to make improvements and devote resources to various aspects of our controls, processes, policies and procedures, and any regulator-

imposed limits on our activities, could limit our ability to implement our strategic plan, expand our business, improve our financial performance and make capital distributions to our stockholders.”

Rising Interest Rate Environment. Our earnings are dependent to a large extent on our net interest income, which is interest income and fees earned on loans and investments, less interest paid on deposits and other borrowings. Net interest income growth has been challenged by the relatively persistent low interest rate environment, which continued through 2014 and is continuing through 2015. Our strategic plan includes assumptions about rising interest rates in the coming periods. However, interest rates are highly sensitive to numerous factors which are beyond the control of our management, and they have not, in recent periods, increased in line with our expectations. If the current low interest rate environment were to continue or if interest rates do not rise as much or as quickly as we expect, then we may not be able to achieve our ROTCE or other targets. For further information about our interest rate sensitivity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Governance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk” in our Q3 2015 Form 10-Q incorporated by reference in this prospectus supplement.

In addition to the four principal elements of our strategic plan, we also anticipate that our ROTCE will be affected by a number of additional factors. We anticipate a benefit to our ROTCE from runoff of our non-core portfolio and existing pay-fixed interest rate swaps, which we expect will be offset by the negative impact on our ROTCE of some deterioration in the credit environment as they return to historical levels and a decline in gains on investments in securities. We do not control many aspects of these factors (or others) and actual results could differ from our expectations materially, which could impair our ability to achieve our strategic ROTCE goals.

Supervisory requirements and expectations on us as a financial holding company and a bank holding company, our need to make improvements and devote resources to various aspects of our controls, processes, policies and procedures, and any regulator-imposed limits on our activities, could limit our ability to implement our strategic plan, expand our business, improve our financial performance and make capital distributions to our stockholders.

As a result of and in addition to new legislation aimed at regulatory reform, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the increased capital and liquidity requirements introduced by the U.S. implementation of the Basel III framework (the capital components of which have become effective), the federal banking agencies (the Federal Reserve Board, the Office of the Comptroller of the Currency (the “OCC”) and the Federal Deposit Insurance Corporation (the “FDIC”)), as well as the Consumer Financial Protection Bureau (the “CFPB”), generally are taking a more stringent approach to supervising and regulating financial institutions and financial products and services over which they exercise their respective supervisory authorities. We, our two banking subsidiaries and our products and services are all subject to greater supervisory scrutiny and enhanced supervisory requirements and expectations and face significant challenges in meeting them. We expect to continue to face greater supervisory scrutiny and enhanced supervisory requirements in the foreseeable future.

In April 2013, the bank subsidiaries consented to the issuance of orders by the OCC and the FDIC (the “2013 Consent Orders”). In the 2013 Consent Orders (which are publicly available and will remain in effect until terminated by the regulators), the bank subsidiaries neither admitted nor denied the regulators’ findings that they had engaged in deceptive marketing and implementation of the bank’s overdraft protection program, checking rewards programs, and stop-payment process for pre-authorized recurring electronic fund transfers. Under the 2013 Consent Orders, the bank subsidiaries paid a total of $10 million in civil monetary penalties and $8 million in restitution to affected customers, agreed to cease and desist any operations in violation of Section 5 of the Federal Trade Commission Act, and submit to the regulators periodic written progress reports regarding compliance with the 2013 Consent Orders. In addition to the restitution plan that the bank subsidiaries were required to prepare, CBNA also agreed to take certain remedial actions to improve its compliance risk management systems and to create a comprehensive action plan designed to achieve compliance with the 2013

Consent Orders. The restitution funds have been paid, and the action plans were submitted and not objected to by the regulators. Many of the remediation steps have been implemented and others are nearing completion. We have made progress and continue to make progress in addressing the requirements, but the 2013 Consent Orders remain in place and we are unable to predict when they will be terminated.

In August 2015, the Company and its bank subsidiaries consented to the issuance of orders by, and paid a total $20.5 million in civil money penalties to the CFPB, the OCC and the FDIC in connection with past practices identifying and correcting errors in customer deposits in the 2008 to 2013 period (the “2015 Consent Orders”). The 2015 Consent Orders (which are publicly available and will remain in effect until terminated by the regulators), require the Company and its bank subsidiaries to develop an action plan for compliance with the orders, including remediation and restitution to affected customers, and to submit it to the regulators for approval prior to execution. Many of the steps in the remediation plan have been taken and others will be implemented upon regulatory approval. We have made progress and continue to make progress in addressing the requirements, but the 2015 Consent Orders remain in place and we are unable to predict when they will be terminated.

In addition, one of the Company’s bank subsidiaries expects to face shortly a formal administrative enforcement action from its federal supervisory agency, including the assessment of civil monetary penalties and restitution, relating to the identity theft and debt cancellation add-on product practices, with the expected amount of penalties and restitution being fully reserved. These efforts require us to make investments in additional resources and systems and also require a significant commitment of managerial time and attention.

In March 2014, the OCC communicated its determination that CBNA does not meet the condition—namely, that CBNA must be both well capitalized and well managed, as those terms are defined in applicable regulations, based on certain minimum capital ratios and supervisory ratings, respectively—necessary to own a financial subsidiary. A financial subsidiary is permitted to engage in a range of activities, similar to those of a financial holding company, that is broader than those permissible for a national bank itself. CBNA has two financial subsidiaries, Citizens Securities, Inc., a registered broker-dealer, and RBS Citizens Insurance Agency, Inc., a dormant entity, although it continues to collect commissions on certain outstanding insurance policies. CBNA has entered into an agreement with the OCC (the “OCC Agreement”) pursuant to which it was required to develop a remediation plan, which was submitted to the OCC, setting forth the specific actions it will take to bring itself back into compliance with the condition to own a financial subsidiary and the schedule for achieving that objective. Until CBNA addresses the deficiencies to the OCC’s satisfaction, CBNA will be subject to restrictions on its ability to acquire control of or hold an interest in any new financial subsidiary and to commence new activities in any existing financial subsidiary, without the prior approval of the OCC. The OCC Agreement provides that if CBNA fails to remediate the deficiencies, it may have to divest itself of its financial subsidiaries and comply with any additional limitations or conditions on its conduct as the OCC may impose. CBNA implemented its remediation plan, which includes a comprehensive enterprise-wide program to address these deficiencies, through which, we believe, many have already been addressed.

We are also required to make improvements to our overall compliance and operational risk management programs and practices in order to comply with enhanced supervisory requirements and expectations and to address weaknesses in retail credit risk management, liquidity risk management, model risk management, outsourcing and vendor risk management and related oversight and monitoring practices and tools. Our and our banking subsidiaries’ consumer compliance program and controls also require improvement, particularly with respect to deposit reconciliation processes, fair lending and mortgage servicing. In addition to all of the foregoing, as part of our and our banking subsidiaries’ regular examination process, from time to time we and our banking subsidiaries may become, and currently are, subject to prudential restrictions on our activities. The restrictions that apply to CBNA are described above. Similarly, under the Bank Holding Company Act of 1956 (the “Bank Holding Company Act”), currently we may not be able to engage in certain categories of new activities or acquire shares or control of other companies other than in connection with internal reorganizations.

In order to remedy these weaknesses and meet these regulatory and supervisory challenges, we need to make substantial improvements to our compliance, risk management and other processes, systems and controls.

We expect to continue to dedicate significant resources and managerial time and attention and to make significant investments in enhanced compliance, risk management and other processes, systems and controls. We also expect to make restitution payments to our banking subsidiaries’ customers, which could be significant, arising from certain of the consumer compliance deficiencies and product practices described above and to pay civil money penalties in connection with certain of these deficiencies and product practices. We have established reserves in respect of these future payments, but the amounts that we are ultimately obligated to pay could be in excess of our reserves.

The remediation efforts and other matters described above will increase our operational costs and may limit our ability to implement aspects of our strategic plan or otherwise pursue certain business opportunities. Moreover, if we are unsuccessful in remedying these weaknesses and meeting the enhanced supervisory requirements and expectations that apply to us and our banking subsidiaries, we could remain subject to existing restrictions or become subject to additional restrictions on our activities, informal (nonpublic) or formal (public) supervisory actions or public enforcement actions, including the payment of civil money penalties. Any such actions or restrictions, if and in whatever manner imposed, would likely increase our costs and could limit our ability to implement our strategic plans and expand our business, and as a result could have a material adverse effect on our business, financial condition or results of operations.

A continuation of the current low interest rate environment or subsequent movements in interest rates may have an adverse effect on our profitability.

Net interest income historically has been, and in the near-to-medium term we anticipate that it will remain, a significant component of our total revenue. This is due to the fact that a high percentage of our assets and liabilities have been and will likely continue to be in the form of interest-bearing or interest-related instruments. Our net interest income was $2.5 billion for the nine months ended September 30, 2015, $3.3 billion for the year ended December 31, 2014 and $3.1 billion for the year ended December 31, 2013. Changes in interest rates can have a material effect on many areas of our business, including the following:

Net Interest Income. In recent years, it has been the policy of the Federal Reserve Board and the U.S. Treasury to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of U.S. Treasury and mortgage-backed securities. As a result, yields on securities we have purchased, and market rates on the loans we have originated, have been at levels lower than were available prior to 2008. Consequently, the average yield on our interest-earning assets has decreased during the low interest rate environment. If a low interest rate environment persists, our net interest income may further decrease. This would be the case because our ability to lower our interest expense has been limited at these interest rate levels, while the average yield on our interest-earning assets has continued to decrease. Moreover, as interest rates begin to increase, if our floating rate interest-earning assets do not reprice faster than our interest-bearing liabilities in a rising rate environment, our net interest income could be adversely affected. If our net interest income decreases, this could have an adverse effect on our profitability.

Deposit Costs. As interest rates increase, our net interest margin would narrow if our cost of funding increases without a correlative increase in the interest we earn from loans and investments. Because we rely extensively on deposits to fund our operations, our cost of funding would increase if there is an increase in the interest rate we are required to pay our customers to retain their deposits. This could occur, for instance, if we are faced with competitive pressures to increase rates on deposits. In addition, if the interest rates we are required to pay for other sources of funding (for example, in the interbank or capital markets) increases, our cost of funding would increase. If any of the foregoing risks occurs, our net interest margin could narrow. Although our assets currently reprice faster than our liabilities (which would result in a benefit to net interest income as interest rates rise), the benefit from rising rates could be less than we assume, which may have an adverse effect on our profitability.

Loan Volume and Delinquency. Increases in interest rates may decrease customer demand for loans as the higher cost of obtaining credit may deter customers from seeking new loans. Further, higher interest rates might also lead to an increased number of delinquent loans and defaults, which would affect the value of our loans.

Value of Our Mortgage Servicing Rights. As a residential mortgage servicer, we have a portfolio of mortgage servicing rights (“MSRs”). MSRs are subject to interest rate risk in that their fair value will fluctuate as a result of changes in the interest rate environment. When interest rates fall, borrowers are generally more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of MSRs can decrease. A decrease in the fair value below the carrying value of MSRs will reduce earnings in the period in which the decrease occurs.

We cannot control or predict with certainty changes in interest rates. Global, national, regional and local economic conditions, competitive pressures and the policies of regulatory authorities, including monetary policies of the Federal Reserve Board, affect interest income and interest expense. Although we have policies and procedures designed to manage the risks associated with changes in market interest rates, as further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Governance” in our Q3 2015 Form 10-Q incorporated by reference in this prospectus supplement, changes in interest rates still may have an adverse effect on our profitability.

If our assumptions regarding borrower behavior are wrong or overall economic conditions are significantly different than we anticipate, then our risk mitigation may be insufficient to protect against interest rate risk and our net income would be adversely affected.

We could fail to attract, retain or motivate highly skilled and qualified personnel, including our senior management, other key employees or members of our Board, which could impair our ability to successfully execute our strategic plan and otherwise adversely affect our business.

A key cornerstone of our strategic plan involves the hiring of a large number of highly skilled and qualified personnel. Accordingly, our ability to implement our strategic plan and our future success depends on our ability to attract, retain and motivate highly skilled and qualified personnel, including our senior management and other key employees and directors, competitively with our peers. The marketplace for skilled personnel is becoming more competitive, which means the cost of hiring, incentivizing and retaining skilled personnel may continue to increase. The failure to attract or retain, including as a result of an untimely death or illness of key personnel, or replace a sufficient number of appropriately skilled and key personnel could place us at a significant competitive disadvantage and prevent us from successfully implementing our strategy, which could impair our ability to implement our strategic plan successfully, achieve our performance targets and otherwise have a material adverse effect on our business, financial condition and results of operations.

Governmental scrutiny with respect to matters relating to compensation and other business practices in the financial services industry has increased dramatically in the past several years and has resulted in more aggressive and intense regulatory supervision and the application and enforcement of more stringent standards. For example, in June 2010, the Federal Reserve Board and other federal banking regulators jointly issued comprehensive final guidance designed to ensure that incentive compensation policies do not undermine the safety and soundness of banking organizations by encouraging employees to take imprudent risks. The recent financial crisis and the current political and public sentiment regarding financial institutions has resulted in a significant amount of adverse press coverage, as well as adverse statements or charges by regulators and elected officials. Future legislation or regulation or government views on compensation may result in us altering compensation practices in ways that could adversely affect our ability to attract and retain talented employees.

Our ability to meet our obligations, and the cost of funds to do so, depend on our ability to access sources of liquidity and the particular sources available to us.

Liquidity risk is the risk that we will not be able to meet our obligations, including funding commitments, as they come due. This risk is inherent in our operations and can be heightened by a number of factors, including an over-reliance on a particular source of funding (including, for example, short-term and overnight funding), changes in credit ratings or market-wide phenomena such as market dislocation and major disasters. Like many banking groups, our reliance on customer deposits to meet a considerable portion of our funding has grown over recent years, and we continue to seek to increase the proportion of our funding represented by customer deposits. However, these deposits are subject to fluctuation due to certain factors outside our control, such as a loss of confidence by customers in us or the banking sector generally, increasing competitive pressures for retail or corporate customer deposits, changes in interest rates and returns on other investment classes, which could result in a significant outflow of deposits within a short period of time. To the extent that there is heavy competition among U.S. banks for retail customer deposits, this competition may increase the cost of procuring new deposits and/or retaining existing deposits, and otherwise negatively affect our ability to grow our deposit base. An inability to grow, or any material decrease in, our deposits could have a material adverse effect on our ability to satisfy our liquidity needs.

In addition, volatility in the interbank funding market can negatively affect our ability to fund our operations. For example, funding in the interbank markets, a traditional source of unsecured short-term funding, was severely disrupted throughout the global economic and financial crisis. If market disruption or significant volatility returns to the interbank or wholesale funding market, our ability to access liquidity in these funding markets could be materially impaired. Additionally, other factors outside our control, such as an operational problem that affects third parties, could impair our ability to access market liquidity or create an unforeseen outflow of cash or deposits. Our inability to access adequate funding, whether from bank deposits, the interbank funding market or the broader capital markets, would constrain our ability to make new loans, to meet our existing lending commitments and ultimately jeopardize our overall liquidity and capitalization.

Maintaining a diverse and appropriate funding strategy for our assets consistent with our wider strategic risk appetite and plan remains challenging, and any tightening of credit markets could have a material adverse impact on us. In particular, there is a risk that corporate and financial institution counterparties may seek to reduce their credit exposures to banks and other financial institutions (for example, reflected in reductions in unsecured deposits supplied by these counterparties), which may cause funding from these sources to no longer be available. Under these circumstances, we may need to seek funds from alternative sources, potentially at higher costs than has previously been the case, or may be required to consider disposals of other assets not previously identified for disposal, in order to reduce our funding commitments.

A reduction in our credit ratings, which are based on a number of factors, could have a material adverse effect on our business, financial condition and results of operations.

Credit ratings affect the cost and other terms upon which we are able to obtain funding. Rating agencies regularly evaluate us, and their ratings are based on a number of factors, including our financial strength. Other factors considered by rating agencies include conditions affecting the financial services industry generally. Any downgrade in our ratings would likely increase our borrowing costs, could limit our access to capital markets, and otherwise adversely affect our business. For example, a ratings downgrade could adversely affect our ability to sell or market in the capital markets certain of our securities, including long-term debt, engage in certain longer-term and derivatives transactions and retain our customers, particularly corporate customers who may require a minimum rating threshold in order to place funds with us. In addition, under the terms of certain of our derivatives contracts, we may be required to maintain a minimum credit rating or have to post additional collateral or terminate such contracts. Any of these results of a rating downgrade could increase our cost of funding, reduce our liquidity and have adverse effects on our business, financial condition and results of operations.

On June 22, 2012, Moody’s downgraded the long-term bank deposit rating of our banking subsidiaries to A3 following its downgrade of RBS on June 21, 2012. On November 11, 2013, Standard & Poor’s lowered its ratings on 20 of CBNA’s letter of credit-backed U.S. public finance issues. This action followed Standard & Poor’s November 7, 2013 downgrade of the long-term debt of RBS to BBB+ and its simultaneous lowering of our long-term debt rating to BBB+. On November 3, 2013, Fitch downgraded our long-term debt rating to BBB+ following RBS’s announcement of its intention to fully divest us by 2016. On August 21, 2014, Fitch affirmed our long-term debt rating of BBB+, and on December 3, 2014, Fitch rated CBNA’s subordinated debt as BBB. On May 7, 2014, Standard & Poor’s lowered our stand-alone credit profile to A- from A. On February 3, 2015, Standard & Poor’s affirmed its issuer ratings of both CFG (BBB+/A-2) and CBNA (A-/A-2), while its ratings outlook for both entities remained negative. On May 14, 2015, in connection with a change in its bank rating methodology, Moody’s upgraded the long-term bank deposit rating of our banking subsidiaries to A1 and improved its ratings outlook to stable, while downgrading our banking subsidiaries’ issuer ratings to Baa1 from A3. At the same time, Moody’s affirmed the A3 baseline credit assessments of our banking subsidiaries. These ratings could be further downgraded as a result of a number of factors, such as our financial strength and economic conditions generally. Any further reductions in our credit ratings or those of our banking subsidiaries could adversely affect our access to liquidity and our competitive position, increase our funding costs or otherwise have a material adverse effect on our business, financial condition and results of operations.

We are subject to certain risks related to originating and selling mortgages and we may be required to repurchase mortgage loans or indemnify mortgage loan purchasers, which could adversely impact our business, financial condition and results of operations.

We originate and often sell mortgage loans. When we sell mortgage loans, whether as whole loans or pursuant to a securitization, we are required to make customary representations and warranties to the purchaser about the mortgage loans and the manner in which they were originated. Our loan sale agreements require us to repurchase or substitute mortgage loans in the event of certain breaches of these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of borrower fraud or in the event of early payment default of the borrower on a mortgage loan. Likewise, we are required to repurchase or substitute mortgage loans if we breach certain representations or warranties in connection with our securitizations, whether or not we were the originator of the loan. While in many cases we may have a remedy available against certain parties, often these may not be as broad as the remedies available to a purchaser of mortgage loans against us, and we face the further risk that such parties may not have the financial capacity to satisfy remedies that may be available to us. Therefore, if a purchaser enforces its remedies against us, we may not be able to recover our losses from third parties. We have received repurchase and indemnity demands from purchasers in the past, which have resulted in an increase in the amount of losses for repurchases. In particular, between January 1, 2014 and September 30, 2015, we received approximately $35 million in repurchase demands and $5 million in indemnification payment requests in respect of loans originated, for the most part, since 2003. Of those claims presented, $34 million was paid to repurchase residential mortgage loans, and $8 million was incurred for indemnification costs to make investors whole. We repurchased mortgage loans totaling $9 million and $22 million for the nine months ended September 30, 2015 and 2014, respectively. We incurred indemnification costs of none and $7 million for the nine months ended September 30, 2015 and 2014, respectively. We responded to subpoenas issued by the Office of the Inspector General for the Federal Housing Authority Agency in December 2013 which requested information about loans sold to The Federal National Mortgage Association and The Federal Home Loan Mortgage Corporation from 2003 to 2011. We cannot estimate what the future level of repurchase demands will be or our ultimate exposure, and cannot give any assurance that the historical experience will or will not continue in the future. The volume of repurchase demands may increase, which could have a material adverse effect on our business, financial condition and results of operations.

We face risks as a servicer of loans. We may be terminated as a servicer or master servicer, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions.

We act as servicer or master servicer for mortgage loans included in securitizations and for unsecuritized mortgage loans owned by investors. As a servicer or master servicer for those loans, we have certain contractual obligations to the securitization trusts, investors or other third parties, including, in our capacity as a servicer, foreclosing on defaulted mortgage loans or, to the extent consistent with the applicable securitization or other investor agreement, considering alternatives to foreclosure (such as loan modifications, short sales and deed-in-

lieu of foreclosures), and, in our capacity as a master servicer, overseeing the servicing of mortgage loans by the servicer. Generally, our servicing obligations as a servicer or master servicer described above are set by contract, for which we receive a contractual fee. However, the costs to perform contracted-for services have been increasing, which reduces our profitability. In addition, we serve as a servicer for government-sponsored enterprises (“GSEs”) under servicing guides. The GSEs can amend their servicing guides, which can increase the scope or costs of the services we are required to perform without any corresponding increase in our servicing fee. Further, the CFPB has issued two regulations that amended the mortgage servicing provisions of Regulation Z and Regulation X, which became effective on January 10, 2014 and which may further increase the scope and costs of services we are required to perform, including as it relates to servicing loans that we own. In addition, there has been a significant increase in state laws that impose additional servicing requirements that increase the scope and cost of our servicing obligations.

If we commit a material breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period of time following notice, which can generally be given by the securitization trustee or a specified percentage of security holders, causing us to lose servicing income. In addition, we may be required to indemnify the securitization trustee against losses from any failure by us, as a servicer or master servicer, to perform our servicing obligations or any act or omission on our part that involves willful misfeasance, bad faith or gross negligence. For certain investors and/or certain transactions, we may be contractually obligated to repurchase a mortgage loan or reimburse the investor for credit losses incurred on the loan as a remedy for servicing errors with respect to the loan. If we experience increased repurchase obligations because of claims that we did not satisfy our obligations as a servicer or master servicer, or increased loss severity on such repurchases, we may have to materially increase our repurchase reserve.

We rely on the mortgage secondary market and GSEs for some of our liquidity.

We sell some of the mortgage loans we originate to reduce our credit risk and to provide funding for additional loans. We rely on GSEs to purchase loans that meet their conforming loan requirements. Strategically, we may originate and hold nonconforming loans on-balance sheet for investment purposes, or from time to time, we will rely on other capital markets investors to purchase nonconforming loans (i.e., loans that do not meet GSE requirements). A viable, consistent outlet for nonconforming loans continues to be a challenge that has impacted the liquidity in this space. Retaining nonconforming loans on balance sheet is a trend that continues. When we retain a loan not only do we keep the credit risk of the loan but we also do not receive any sale proceeds that could be used to generate new loans. However, we receive net interest margin as our income stream as loan payments are received on a monthly basis in lieu of sale proceeds. Depending on balance sheet capacity, a persistent lack of liquidity could limit our ability to fund and thus originate new mortgage loans, reducing the fees we earn from originating and servicing loans. In addition, we cannot provide assurance that GSEs will not materially limit their purchases of conforming loans due to capital constraints or change their criteria for conforming loans (e.g., maximum loan amount or borrower eligibility). We note that proposals have been presented to reform the housing finance market in the United States, including the role of the GSEs in the housing finance market. The extent, timing and impact of any such regulatory reform regarding the housing finance market and the GSEs, as well as any effect on our business and financial results, are uncertain.

We are subject to increased risk of credit losses associated with HELOCs originated prior to the global financial and economic crisis.

During the years prior to the global financial and economic crisis, financial institutions, including us, originated a significant number of home equity lines of credit (“HELOCs”). The terms of HELOCs generally provided for the deferral of borrowers’ obligations to begin to repay principal until a specified future date. As of September 30, 2015, approximately 20% of our $15.2 billion HELOC portfolio, or $3.0 billion in drawn balances, were subject to a payment reset or balloon payment between October 1, 2015 and December 31, 2017, including $125 million in balloon balances where full payment is due at the end of a ten-year interest-only draw period. Although we launched a program in September 2013 to manage the exposure by providing heightened outreach to borrowers, there remains a risk of increased credit losses as borrowers become obligated to make principal and interest payments. For further information regarding the expected HELOC payment shock, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business—HELOC Payment Shock” in our Q3 2015 Form 10-Q incorporated by reference in this prospectus supplement.

Our financial performance may be adversely affected by deterioration in borrower credit quality, particularly in the New England, Mid-Atlantic and Midwest regions, where our operations are concentrated.

We have exposure to many different industries and risks arising from actual or perceived changes in credit quality and uncertainty over the recoverability of amounts due from borrowers is inherent in our businesses. Our exposure may be exacerbated by the geographic concentration of our operations, which are predominately located in the New England, Mid-Atlantic and Midwest regions. The credit quality of our borrowers may deteriorate for a number of reasons that are outside our control, including as a result of prevailing economic and market conditions and asset valuation. The trends and risks affecting borrower credit quality, particularly in the New England, Mid-Atlantic and Midwest regions, have caused, and in the future may cause, us to experience impairment charges, increased repurchase demands, higher costs, additional write-downs and losses and an inability to engage in routine funding transactions, which could have a material adverse effect on our business, financial condition and results of operations.

Our framework for managing risks may not be effective in mitigating risk and loss and our use of models presents risks to our risk management framework.

Our risk management framework is made up of various processes and strategies to manage our risk exposure. The framework to manage risk, including the framework’s underlying assumptions, may not be effective under all conditions and circumstances. If the risk management framework proves ineffective, we could suffer unexpected losses and could be materially adversely affected.

One of the main types of risks inherent in our business is credit risk. An important feature of our credit risk management system is to employ an internal credit risk control system through which we identify, measure, monitor and mitigate existing and emerging credit risk of our customers. As this process involves detailed analyses of the customer or credit risk, taking into account both quantitative and qualitative factors, it is subject to human error. In exercising their judgment, our employees may not always be able to assign an accurate credit rating to a customer or credit risk, which may result in our exposure to higher credit risks than indicated by our risk rating system.

In addition, we have undertaken certain actions to enhance our credit policies and guidelines to address potential risks associated with particular industries or types of customers, as discussed in more detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Governance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk” in our Q3 2015 Form 10-Q incorporated by reference in this prospectus supplement. However, we may not be able to effectively implement these initiatives, or consistently follow and refine our credit risk management system. If any of the foregoing were to occur, it may result in an increase in the level of nonperforming loans and a higher risk exposure for us, which could have a material adverse effect on us.

Some of our tools and metrics for managing risk are based upon our use of observed historical market behavior. We rely on quantitative models to measure risks and to estimate certain financial values. Models may be used in such processes as determining the pricing of various products, grading loans and extending credit, measuring interest rate and other market risks, predicting losses, assessing capital adequacy and calculating regulatory capital levels, as well as estimating the value of financial instruments and balance sheet items. Poorly designed or implemented models present the risk that our business decisions based on information incorporating such models will be adversely affected due to the inadequacy of that information. Moreover, our models may fail to predict future risk exposures if the information used in the model is incorrect, obsolete or not sufficiently comparable to actual events as they occur. We seek to incorporate appropriate historical data in our models, but the range of market values and behaviors reflected in any period of historical data is not at all times predictive of future developments in any particular period and the period of data we incorporate into our models may turn out to be inappropriate for the future period being modeled. In such case, our ability to manage risk would be limited and our risk exposure and losses could be significantly greater than our models indicated. For example, we experienced certain technical issues relating to our market risk measurement processes when we began incorporating trade level detail for foreign exchange contracts in 2013. Despite rigorous pilot testing of our processes, during the initial phase of implementation, our processes failed to incorporate certain positions we maintained to offset client exposure, which led to an immaterial overstatement of foreign exchange currency rate risk positions during 2013 compared to our position at year end. We have adjusted our processes and have experienced no further issues. In addition, if existing or potential customers believe our risk management is inadequate, they could take their business elsewhere. This could harm our reputation as well as our revenues and profits. Finally, information we provide to our regulators based on poorly designed or implemented models could also be inaccurate or misleading. Some of the decisions that our regulators make, including those related to capital distributions to our stockholders, could be affected adversely due to their perception that the quality of the models used to generate the relevant information is insufficient.

The preparation of our financial statements requires the use of estimates that may vary from actual results. Particularly, various factors may cause our allowance for loan and lease losses to increase.

The preparation of audited consolidated financial statements in conformity with GAAP requires management to make significant estimates that affect the financial statements. Our most critical accounting estimate is the allowance for loan and lease losses. The allowance for loan and lease losses is a reserve established through a provision for loan and lease losses charged to expense and represents our estimate of incurred but unrealized losses within the existing portfolio of loans. The allowance is necessary to reserve for estimated loan and lease losses and risks inherent in the loan portfolio. The level of the allowance reflects our ongoing evaluation of industry concentrations, specific credit risks, loan and lease loss experience, current loan portfolio quality, present economic, political and regulatory conditions and incurred losses inherent in the current loan portfolio.

The determination of the appropriate level of the allowance for loan and lease losses inherently involves a degree of subjectivity and requires that we make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, the stagnation of certain economic indicators that we are more susceptible to, such as unemployment and real estate values, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside our control, may require an increase in the allowance for loan and lease losses. In addition, bank regulatory agencies periodically review our allowance for loan and lease losses and may require an increase in the allowance for loan and lease losses or the recognition of further loan charge-offs, based on judgments that can differ from those of our own management. In addition, if charge-offs in future periods exceed the allowance for loan and lease losses—that is, if the allowance for loan and lease losses is inadequate—we will need additional loan and lease loss provisions to increase the allowance for loan and lease losses. Should such additional provisions become necessary, they would result in a decrease in net income and capital and may have a material adverse effect on us.

We could also sustain credit losses that are significantly higher than the amount of our allowance for loan and lease losses, and therefore have an adverse impact on earnings. Higher credit losses could arise for a variety of reasons. A severe downturn in the economy would generate increased charge-offs and a need for higher reserves. In particular, a severe decrease in housing prices or spike in unemployment would cause higher losses and a larger allowance for loan and lease losses, particularly in the residential real estate secured portfolios. Within the residential real estate portfolios, we have HELOCs for which the end of draw is happening over the next two years. If there is a spike in interest rates, these customers will not only have to deal with an increased or first time principal payment but also an increase in interest payments, potentially leading to larger losses and allowance for loan and lease losses. For more information about risks related to HELOCs, see “—We are subject to increased risk of credit losses associated with HELOCs originated prior to the global financial and economic crisis” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business—HELOC Payment Shock” in our Q3 2015 Form 10-Q incorporated by reference in this prospectus supplement. While we believe that our allowance for loan and lease losses was adequate on September 30, 2015, there is no assurance that it will be sufficient to cover all incurred loan and lease credit losses, particularly if economic conditions worsen. In the event of deterioration in economic conditions, we may be required to increase reserves in future periods, which would reduce our earnings.

The value of certain financial instruments recorded at fair value is determined using financial models incorporating assumptions, judgments and estimates that may change over time or may ultimately not turn out to be accurate.

Under GAAP, we recognize at fair value: (i) financial instruments classified as held for trading or designated at fair value through profit or loss; (ii) financial assets classified as available for sale; and (iii) derivatives. Generally, to establish the fair value of these instruments, we rely on quoted market prices. If such market prices are not available, we rely on internal valuation models that utilize observable market data and/or independent third-party pricing. For example, observable market data may not be available for certain individual financial instruments or classes of financial instruments, such as venture capital investments. In such circumstances, we utilize complex internal valuation models to establish fair value; these models require us to make assumptions, judgments and estimates regarding matters that are inherently uncertain. When practical, we supplement internal models using independent price verification in order to lessen the uncertainties in our models. These assumptions, judgments and estimates are periodically updated to reflect changing facts, trends and market conditions. The resulting change in the fair values of the financial instruments may have a material adverse effect on our earnings and financial condition.

Operational risks are inherent in our businesses.

Our operations depend on our ability to process a very large number of transactions efficiently and accurately while complying with applicable laws and regulations. Operational risk and losses can result from internal and external fraud; errors by employees or third parties; failure to document transactions properly or to obtain proper authorization; failure to comply with applicable regulatory requirements and conduct of business rules; equipment failures, including those caused by natural disasters or by electrical, telecommunications or other essential utility outages; business continuity and data security system failures, including those caused by computer viruses, cyber-attacks or unforeseen problems encountered while implementing major new computer systems or upgrades to existing systems; or the inadequacy or failure of systems and controls, including those of our suppliers or counterparties.

Although we have implemented risk controls and loss mitigation actions, and substantial resources are devoted to developing efficient procedures, identifying and rectifying weaknesses in existing procedures and training staff, it is not possible to be certain that such actions have been or will be effective in controlling each of the operational risks faced by us. Any weakness in these systems or controls, or any breaches or alleged breaches of such laws or regulations, could result in increased regulatory supervision, enforcement actions and other disciplinary action, and have an adverse impact on our business, applicable authorizations and licenses, reputation and results of operations.

The financial services industry, including the banking sector, is undergoing rapid technological changes as a result of competition and changes in the legal and regulatory framework, and we may not be able to compete effectively as a result of these changes.

The financial services industry, including the banking sector, is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. In addition, new, unexpected technological changes could have a disruptive effect on the way banks offer products and services. We believe our success depends, to a great extent, on our ability to use technology to offer products and services that provide convenience to customers and to create additional efficiencies in our operations. However, we may not be able to, among other things, keep up with the rapid pace of technological changes, effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. As a result, our ability to compete effectively to attract or retain new business may be impaired, and our business, financial condition or results of operations may be adversely affected.

In addition, changes in the legal and regulatory framework under which we operate require us to update our information systems to ensure compliance. Our need to review and evaluate the impact of ongoing rule proposals, final rules and implementation guidance from regulators further complicates the development and implementation of new information systems for our business. Also, recent regulatory guidance has focused on the need for financial institutions to perform increased due diligence and ongoing monitoring of third-party vendor relationships, thus increasing the scope of management involvement and decreasing the efficiency otherwise resulting from our relationships with third-party technology providers. Given the significant number of ongoing regulatory reform initiatives, it is possible that we incur higher than expected information technology costs in order to comply with current and impending regulations. See “—Supervisory requirements and expectations on us as a financial holding company and a bank holding company, our need to make improvements and devote resources to various aspects of our controls, processes, policies and procedures, and any regulator-imposed limits on our activities, could limit our ability to implement our strategic plan, expand our business, improve our financial performance and make capital distributions to our stockholders.”

Cyber-attacks, distributed denial of service attacks and other cyber-security matters, if successful, could adversely affect how we conduct our business.

We are under continuous threat of loss due to cyber-attacks, especially as we continue to expand customer capabilities to utilize the Internet and other remote channels to transact business. Two of the most significant cyber-attack risks that we face are e-fraud and loss of sensitive customer data. Loss from e-fraud occurs when cybercriminals extract funds directly from customers’ or our accounts using fraudulent schemes that may include Internet-based funds transfers. We have been subject to a number of e-fraud incidents historically. We have also been subject to attempts to steal sensitive customer data, such as account numbers and social security numbers, through unauthorized access to our computer systems including computer hacking. Such attacks are less frequent but could present significant reputational, legal and regulatory costs to us if successful.

Recently, there has been a series of distributed denial of service attacks on financial services companies, including us. Distributed denial of service attacks are designed to saturate the targeted online network with excessive amounts of network traffic, resulting in slow response times, or in some cases, causing the site to be temporarily unavailable. Generally, these attacks are conducted to interrupt or suspend a company’s access to Internet service. The attacks can adversely affect the performance of a company’s website and in some instances prevent customers from accessing a company’s website. We are implementing certain technology protections such as Customer Profiling and Step-Up Authentication to be in compliance with the Federal Financial Institutions Examination Council Authentication in Internet Banking Environment guidelines. However, potential cyber threats that include hacking and other attempts to breach information technology security controls are rapidly evolving and we may not be able to anticipate or prevent all such attacks. In the event that a cyber-attack is successful, our business, financial condition or results of operations may be adversely affected.

We rely heavily on communications and information systems to conduct our business.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems, including due to hacking or other similar attempts to breach information technology security protocols, could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. Although we have established policies and procedures designed to prevent or limit the effect of the possible failure, interruption or security breach of our information systems, there can be no assurance that these policies and procedures will be successful and that any such failure, interruption or security breach will not occur or, if it does occur, that it will be adequately addressed. The occurrence of any failure, interruption or security breach of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability.

We rely on third parties for the performance of a significant portion of our information technology.

We rely on third parties for the performance of a significant portion of our information technology functions and the provision of information technology and business process services. For example, (i) certain components and services relating to our online banking system rely on data communications networks operated by unaffiliated third parties, (ii) many of our applications are hosted or maintained by third parties, including our Commercial Loan System, which is hosted and maintained by Automated Financial Systems, Inc., and (iii) our core deposits system is maintained by Fidelity Information Services, Inc. In addition, we recently entered into an agreement with IBM Corporation for the provision of a wide range of information technology support services, including end user, data center, network, mainframe, storage and database services. The success of our business depends in part on the continuing ability of these (and other) third parties to perform these functions and services in a timely and satisfactory manner. If we experience a disruption in the provision of any functions or services performed by third parties, we may have difficulty in finding alternate providers on terms favorable to us and in reasonable timeframes. If these services are not performed in a satisfactory manner, we would not be able to serve our customers well. In either situation, our business could incur significant costs and be adversely affected.

We are exposed to reputational risk and the risk of damage to our brands and the brands of our affiliates.

Our success and results depend, in part, on our reputation and the strength of our brands. We are vulnerable to adverse market perception as we operate in an industry where integrity, customer trust and confidence are paramount. We are exposed to the risk that litigation, employee misconduct, operational failures, the outcome of regulatory or other investigations or actions, press speculation and negative publicity, among other factors, could damage our brands or reputation. Our brands and reputation could also be harmed if we sell products or services that do not perform as expected or customers’ expectations for the product are not satisfied.

Negative publicity could result, for example, from an allegation or determination that we have failed to comply with regulatory or legislative requirements, from failure in business continuity or performance of our information technology systems, loss of customer data or confidential information, fraudulent activities, unsatisfactory service and support levels or insufficient transparency or disclosure of information. Negative publicity adversely affecting our brands or reputation could also result from misconduct or malpractice by partners or other third parties with whom we have relationships or have had relationships. Adverse publicity, governmental scrutiny, or any pending future investigations by regulators or law enforcement agencies involving us or any of our affiliates can also have a negative impact on our reputation and business, which could adversely affect our results of operations.

Any damage to our brands or reputation could cause existing customers or other third parties to terminate their business relationships with us and potential customers or other third parties to be reluctant to do business with us. Such damage to our brands or reputation could cause disproportionate damage to our business, even if the negative publicity is factually inaccurate or unfounded. Furthermore, negative publicity could result in greater regulatory scrutiny and influence market or rating agencies’ perceptions of us, which could make it more difficult for us to maintain our credit rating. The occurrence of any of these events could have an adverse effect on our business, financial condition and results of operations.

We may be adversely affected by unpredictable catastrophic events or terrorist attacks, and our business continuity and disaster recovery plans may not adequately protect us from serious disaster.

The occurrence of catastrophic events such as hurricanes, tropical storms, tornadoes and other large-scale catastrophes and terrorist attacks could adversely affect our business, financial condition or results of operations if a catastrophe rendered both our production data center in Rhode Island and our recovery data center in North Carolina unusable. Although we recently enhanced our disaster recovery capabilities through the completion of the new, out-of-region backup data center in North Carolina, there can be no assurance that our current disaster recovery plans and capabilities will adequately protect us from serious disaster.

Our principal communications and information systems are housed in the Rhode Island primary data center and our operations are concentrated in the New England, Mid-Atlantic and Midwest regions. If a natural disaster, severe weather, power outage or other event were to occur in New England or if we were subject to a terrorist attack that prevented us from using all or a significant portion of our communications and information systems, damaged critical infrastructure or otherwise disrupted our operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. Although we have implemented disaster recovery and business continuity plans, these plans may prove inadequate in the event of a disaster or similar event that seriously compromises our information systems. We may incur substantial expenses as a result of any limitations relating to our disaster recovery and business continuity plans, which, particularly when taken together with the geographic concentration of our operations, could have a material adverse effect on our business.

An inability to realize the value of our deferred tax assets could adversely affect operating results.

Our net deferred tax assets (“DTAs”) are subject to an evaluation of whether it is more likely than not that they will be realized for financial statement purposes. In making this determination, we consider all positive and negative evidence available, including the impact of recent operating results, as well as potential carry-back of tax to prior years’ taxable income, reversals of existing taxable temporary differences, tax planning strategies and projected earnings within the statutory tax loss carryover period. We have determined that the DTAs are more likely than not to be realized at September 30, 2015 (except for $155 million related to state DTAs for which a valuation allowance was established). If we were to conclude that a significant portion of the DTAs were not more likely than not to be realized, the required valuation allowance could adversely affect our financial condition and results of operations.

We maintain a significant investment in projects that generate tax credits, which we may not be able to fully utilize, or, if utilized, may be subject to recapture or restructuring.

At September 30, 2015, we maintained an investment of approximately $524 million in entities for which we receive allocations of tax credits, which we utilize to offset our taxable income. We accrued $35 million for the nine months ended September 30, 2015 and $26 million and $14 million in credits for the years ended December 31, 2014 and December 31, 2013, respectively. As of September 30, 2015, all tax credits have been utilized to offset taxable income. Substantially all of these tax credits are related to development projects that are subject to ongoing compliance requirements over certain periods of time to fully realize their value. If these projects are not operated in full compliance with the required terms, the tax credits could be subject to recapture or restructuring. Further, we may not be able to utilize any future tax credits. If we are unable to utilize our tax credits or, if our tax credits are subject to recapture or restructuring, it could have a material adverse effect on our business, financial condition and results of operations.

We may have exposure to greater than anticipated tax liabilities.

The tax laws applicable to our business activities, including the laws of the United States and other jurisdictions, are subject to interpretation. The taxing authorities in the jurisdictions in which we operate may challenge our tax positions, which could increase our effective tax rate and harm our financial position and results of operations. In addition, our future income taxes could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, or by changes in tax laws, regulations, or accounting principles. We are subject to regular review and audit by U.S. federal and state tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. In addition, the determination of our provision for income taxes and other tax liabilities requires significant judgment by management. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the price of our securities may be negatively affected.

We are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. As a public company, we are currently subject to the requirements of the Sarbanes-Oxley Act, and as a U.S. bank holding company, we are also subject to the FDIC Part 363 Annual Report rules, which incorporate certain items from the Sarbanes-Oxley Act Section 404 into the Federal Deposit Insurance Corporation Improvement Act of 1991 requirements. In addition, beginning with our next annual report on Form 10-K, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. Our independent registered public accounting firm is required to express an opinion as to the effectiveness of our internal control over financial reporting beginning with our next annual report on Form 10-K. The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the price of our securities could be negatively affected, and we could become subject to civil lawsuits filed by investors or investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We depend on the accuracy and completeness of information about clients and counterparties.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we rely on information furnished by or on behalf of clients and counterparties, including financial statements and other financial information. We also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. If any of such information is incorrect, then the creditworthiness of our clients and counterparties may be misrepresented, which would increase our credit risk and expose us to possible write-downs and losses.

We may not be able to successfully manage our intellectual property and may be subject to infringement claims.

We rely on a combination of owned and licensed trademarks, service marks, trade names, logos and other intellectual property rights. Third parties may challenge, invalidate, infringe or misappropriate our intellectual property, or such intellectual property may not be sufficient to provide us with competitive advantages, which could result in costly redesign efforts, discontinuance of certain services or other competitive harm. For example, words contained in our trademarks and trade names (including the word “Citizens”) are also found in the trade names of a significant number of third parties, including other banks. This has resulted in, and may in the future result in, challenges to our ability to use our trademarks and trade names in particular geographical areas or lines of business. Such challenges could impede our future expansion into new geographic areas or lines of business and could limit our ability to realize the full value of our trademarks and trade names. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights, which is expensive, could cause a diversion of resources and may not prove successful. Existing use by others of trademarks and trade names that are similar to ours could limit our ability to challenge third parties when their use of such marks or names may cause consumer confusion, negatively affect consumers’ perception of our brand and products or dilute our brand identity. In addition, certain aspects of our business and our services rely on technologies and intellectual property licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms or at all. The loss or diminution of our intellectual property protection or the inability to obtain third party intellectual property could harm our business and ability to compete.

We may also be subject to costly litigation in the event our services infringe upon or otherwise violate a third party’s proprietary rights. Third parties may have, or may eventually be granted, intellectual property rights, including trademarks, that could be infringed by our services or other aspects of our business. Third parties have made, and may make, claims of infringement against us with respect to our services or business. As we continue rebranding CFG and our banking subsidiaries and expand our business, the likelihood of receiving third party challenges or claims of infringement related to our intellectual property may increase. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to such claims. Even if we believe that intellectual property related claims are without merit, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement also might require us to redesign affected services, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our services. Any intellectual property related dispute or litigation could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Relationship with and Separation from the RBS Group

Regulatory and criminal proceedings to which the RBS Group is subject could adversely affect our business, prospects, financial condition or results of operations.

Although RBS has fully exited its ownership stake in our common stock, we may continue to be affected by certain activities undertaken by the RBS Group while we were a subsidiary. In particular, the RBS Group is a banking and financial services group that is from time to time subject to reviews, investigations and proceedings (both formal and informal) by governmental agencies and self-regulatory organizations in multiple jurisdictions. As a former affiliate of RBS, regulatory actions or criminal proceedings against other members of the RBS Group that result in adverse judgments, settlements, fines, penalties, injunctions or other remedial action may materially impact our business even where we neither participated in nor contributed to the underlying conduct giving rise to the regulatory action or criminal proceeding. For example, RBS has disclosed that it is in discussions with various governmental and regulatory authorities regarding their investigations of the RBS Group’s foreign exchange trading and sales activities, and on May 20, 2015, RBS entered into a guilty plea on an antitrust charge brought by the Criminal Division of the U.S. Department of Justice in connection with such activities. Although none of the alleged underlying conduct that is the subject of these investigations involved us, we could be subject to a number of adverse consequences in connection with RBS’ resolution of these investigations, including but not limited to potential impacts on our broker-dealer, capital markets, investment advisory and trustee businesses. Any of these businesses could be impacted to the extent that our reputation is adversely affected by a finding or admission of improper conduct by RBS and/or its affiliates other than us, including with respect to the guilty plea. Whether one or more of these consequences is imposed upon us will depend on the decisions of our regulators who, in most cases, have discretion under applicable regulation whether to apply, or in the case of automatic consequences, whether to suspend or hold in abeyance the imposition of, these potential consequences. We believe that, because we were not involved in the alleged conduct at issue and because we are no longer affiliated with RBS, there is a reasonable basis for these consequences not to be imposed on us. However, the application of these consequences is at the discretion of our regulators and if such consequences were imposed, our business, prospects, financial condition or results of operations may be adversely affected. In addition, if RBS affiliates with whom we do business as swaps and other transactional counterparties were to lose their ability to engage in such businesses, we could incur costs associated with moving our business to other, non-group counterparties.

Conflicts of interest and disputes may arise between the RBS Group and us and business relationships may be terminated that could be resolved in a manner adverse to us.

Questions relating to conflicts of interest and actual disputes may arise between the RBS Group and us in a number of areas relating to our past and ongoing relationships. Areas in which conflicts of interest or disputes between the RBS Group and us could arise (even after we are no longer affiliated with RBS) include, but are not limited to, the following:

•	Transitional Services Agreement. We entered into a Transitional Services Agreement with the RBS Group for the continued provision of certain services by the RBS Group to us (including specified information technology, operations, compliance, business continuity, legal, human resources, back office and web services) and by us to the RBS Group. The services that are provided under the Transitional Services Agreement generally will continue to be provided until December 31, 2016, although certain services have already terminated or may in the future terminate prior to that time. Interruptions to or problems with services provided under the Transitional Services Agreement could result in conflicts between us and the RBS Group that increase our costs both for the processing of business and the potential remediation of disputes.

•	Commercial Matters. In addition to the agreements that we entered into as part of our separation from the RBS Group, we have certain commercial relationships with the RBS Group. The principal commercial activities include certain swap agreements and foreign exchange risk contracts with the RBS Group for the purpose of reducing our exposure to interest rate fluctuations or to meet the financing needs of our customers, as well as commercial and referral arrangements related to the provision of cash and treasury management services to mutual customers, debt capital markets transactions, underwriting of loan syndications, commercial mortgage securitization transactions, asset-backed transactions, mortgage servicing, asset finance and loan syndications, corporate credit card services and asset-backed securitizations transactions. As a result of the RBS Group’s recent announcement to become a UK-centered bank with focused international capability, if we are unable to identify or execute on opportunities that offset any decrease or termination of any commercial relationships with the RBS Group, our financial results may be adversely affected. Moreover, disagreements may arise between us and the RBS Group regarding the provision or quality of any such services rendered, which may materially adversely affect this portion of our business.

Our separation from the RBS Group could adversely affect our business and profitability due to the RBS Group’s recognizable brand and reputation.

Prior to our initial public offering, as a wholly owned indirect subsidiary of RBS, we marketed our products and services using the “RBS” brand name and logo. We believe the association with the RBS Group has provided us with preferred status among certain of our customers, vendors and other persons due to the RBS Group’s globally recognized brand, perceived high-quality products and services and strong capital base and financial strength.

Our separation from the RBS Group could adversely affect our ability to attract and retain customers, which could result in reduced sales of our products. In connection with our initial public offering, we entered into a trademark license agreement pursuant to which we were granted a limited license to use certain RBS trademarks

(including the “daisywheel” logo) for an initial term of five years, and, at our option, up to 10 years. We are required to obtain RBS’s permission for any use of RBS trademarks outside of the terms of our limited license. RBS is under no obligation to grant us permission for any such use, and our failure to obtain RBS’s permission for such uses may adversely impact our ability to market our products. The trademark license agreement was partially terminated when RBS ceased to beneficially own at least 50% of our capital stock. As part of such partial termination, we were required to remove the “RBS” brand name from our products and services, which we completed in the third quarter of 2015. Under the agreement, we lose the right to use RBS trademarks in connection with the marketing of any product or service as we rebrand and cease using RBS trademarks in connection with such product or service, subject to certain limited exceptions. We have changed the legal names of our subsidiaries that included “RBS” and have continued operational and legal work to rebrand CFG and our banking subsidiaries. The process of changing all marketing materials, operational materials, signage, systems, and legal entities containing “RBS” to the Citizens Bank and Citizens One brand names is expected to be completed in the fourth quarter of 2015 and cost approximately $13 million, excluding any incremental advertising expense. We aligned our advertising and marketing budget to our new brand names progressively as the different legal entities completed their individual brand name changes. The shift in advertising and marketing investment was completed during the third quarter of 2015. As a result of this rebranding, some of our existing customers may choose to stop doing business with us, which could increase customer withdrawals. In addition, other potential customers may decide not to purchase our products and services because we no longer will be a part of the RBS Group. We may also receive decreased referrals of business from the RBS Group. Our separation from the RBS Group could prompt some third parties to reprice, modify or terminate their distribution or vendor relationships with us. We cannot accurately predict the effect that our separation from the RBS Group will have on our business, customers or employees.

Any failure by us to successfully replicate or replace certain functions, systems and infrastructure previously provided by the RBS Group could have a material adverse effect on us.

We will need to replicate or replace certain functions, systems and infrastructure to which we no longer have the same access as we separate from the RBS Group, including services we receive pursuant to the Transitional Services Agreement. We will also need to make infrastructure investments in order to operate without the same access to the RBS Group’s existing operational and administrative infrastructure. Any failure to successfully implement these initiatives or to do so in a timely manner could have an adverse effect on us.

We expect to make an investment of approximately $17 million in our systems to complete the migration of technological services following our separation from the RBS Group. In particular, we will complete the separation of our shared global network and where services such as corporate risk, back office and audit continue to be provided by the RBS Group, we will establish those services for CFG. These initiatives may not be completed on the expected timetable or within the expected budget and may not provide the system functionality or performance levels required to support the current and future needs of our business. Further, the systems and services provided to us by the RBS Group under the Transitional Services Agreement will need to be replaced on or before the date of the expiration of the Transitional Services Agreement. The terms on which we purchase these new systems and services, or the functionality of the systems themselves, may be inferior to those of the systems provided by the RBS Group or those available elsewhere in the market and, in relation to third-party suppliers, may be on terms that are less favorable than the terms on which services were previously provided by third parties to the RBS Group, and from which we have historically benefited and will continue to benefit during the period of the Transitional Services Agreement.

Any failure by the RBS Group to deliver the services to be provided under the Transitional Services Agreement could have a material adverse effect on our business, financial condition and results of operations.

In connection with our separation from the RBS Group, we entered into a Transitional Services Agreement with the RBS Group for the continued provision of certain services to us for a specified period. Services provided for under the Transitional Services Agreement include certain information technology, operations, compliance, business continuity, legal, human resources, back office and web services. In particular, we rely on the RBS Group to provide hosting, support and maintenance services that are critical to maintaining the level of support for the ongoing needs of our business. Although the majority of the systems run under the Transitional Services Agreement are independent of the RBS Group’s other systems, any technical problems occurring within the RBS Group could have an adverse effect on us. As with all of our systems, interruptions to or problems with our systems and services provided under the Transitional Services Agreement or as a result of migration from the RBS Group infrastructure could cause material damage to our business and reputation. If the RBS Group fails to provide or procure the services envisaged or provide them in a timely manner, it could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Industry

Any deterioration in national economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Our business is affected by national economic conditions, as well as perceptions of those conditions and future economic prospects. Changes in such economic conditions are not predictable and cannot be controlled. Adverse economic conditions that could affect us include:

•	reduced consumer spending;

•	lower wage income levels;

•	declines in the market value of residential or commercial real estate;

•	inflation or deflation;

•	fluctuations in the value of the U.S. dollar;

•	volatility in short-term and long-term interest rates and commodity prices; and

•	higher bankruptcy filings.

These scenarios could require us to charge off a higher percentage of loans and increase provision for credit losses, which would reduce our net income and otherwise have a material adverse effect on our business, financial condition and results of operations. For example, our business was significantly affected by the global economic and financial crisis that began in 2008. The falling home prices, increased rate of foreclosure and high levels of unemployment in the United States triggered significant write-downs by us and other financial institutions. These write-downs adversely impacted our financial results in material respects. Although the U.S. economy continues to recover, an interruption or reversal of this recovery would adversely affect the financial services industry and banking sector.

We operate in an industry that is highly competitive, which could result in losing business or margin declines and have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive industry. The industry could become even more competitive as a result of reform of the financial services industry resulting from the Dodd-Frank Act and other legislative, regulatory and technological changes, as well as continued consolidation. We face aggressive competition from other domestic and foreign lending institutions and from numerous other providers of financial services, including the following:

•	Non-banking financial institutions. The ability of these institutions to offer services previously limited to commercial banks has intensified competition. Because non-banking financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, they can often operate with greater flexibility and lower cost structures.

•	Securities firms and insurance companies. These companies, if they elect to become financial holding companies, can offer virtually any type of financial service. This may significantly change the competitive environment in which we conduct our business.

•	Competitors that have greater financial resources. Some of our larger competitors, including certain national and international banks that have a significant presence in our market area, may have greater capital and resources, higher lending limits and may offer products, services and technology that we do not. We cannot predict the reaction of our customers and other third parties with respect to our financial or commercial strength relative to our competition, including our larger competitors.

As a result of these and other sources of competition, we could lose business to competitors or be forced to price products and services on less advantageous terms to retain or attract clients, either of which would adversely affect our profitability and business.

Volatility in the global financial markets resulting from relapse of the Eurozone crisis, geopolitical developments in Eastern Europe, turbulence in the Chinese stock markets and global commodity markets or otherwise could have a material adverse effect on our business, financial condition and results of operations.

Volatility in the global financial markets could have an adverse effect on the economic recovery in the United States and could result from a number of causes, including a relapse in the Eurozone crisis, geopolitical developments in Eastern Europe, turbulence in the Chinese stock markets and global commodity markets or otherwise. The effects of the Eurozone crisis, which began in late 2009 as part of the global economic and financial crisis, continued to impact the global financial markets through 2014. Numerous factors continued to fuel the Eurozone crisis, including continued high levels of government debt, the undercapitalization and liquidity problems of many banks in the Eurozone and relatively low levels of economic growth. These factors made it difficult or impossible for some countries in the Eurozone, including Greece, Ireland and Portugal, to repay or refinance their debt without the assistance of third parties. As a combination of austerity programs, debt write-downs and the European Central Bank’s commitment to restore financial stability to the Eurozone and the finalization of the primary European Stability Mechanism bailout fund, in 2013 and into 2014 interest rates began to fall and stock prices began to increase. Although these trends helped to stabilize the effects of the Eurozone crisis in the first half of 2014, the underlying causes of the crisis were not completely eliminated. As a result, the financial markets relapsed toward the end of 2014. In particular, Greece’s newly elected government, which campaigned against austerity measures, has been unable to reach an acceptable solution to the country’s debt crisis with the European Union, and in June 2015, Greece failed to make a scheduled debt repayment to the International Monetary Fund, falling into arrears. Following further unsuccessful negotiations between the government of Greece and the European Union to solve the Greek debt crisis, on July 5, 2015, Greek voters rejected a bailout package submitted by the European Commission, the European Central Bank and the International Monetary Fund, and while the European Central Bank continues to extend credit to Greece, it is uncertain how long such support will last, whether Greece will receive and accept any future bailout packages and whether Greece will default on future payments. The result of continued defaults and the removal of credit support for Greek banks may cause Greece to exit the European Union, which could lead to significant economic uncertainty and abandonment of the Euro common currency, resulting in destabilization in the financial markets. Continued financial instability in Greece and in other similarly situated Eurozone countries could have a continued contagion effect on the financial markets. Stock prices in China experienced a significant drop in the second quarter of 2015, resulting primarily from continued sell-off of shares trading in Chinese markets. The volatility has been followed by volatility in stock markets around the world, including in the United States, as well as increased turbulence in commodity markets, such as reductions in prices of crude oil. Although the Chinese government has already taken steps to halt the collapse, it is uncertain what effect such measures will have, if any. Continued sell-off and price drops in the Chinese stock markets may have a contagion effect across the financial markets. In addition, Russian intervention in Ukraine during 2014 significantly increased regional geopolitical tensions. In response to Russian actions, U.S. and European governments have imposed sanctions on a limited number of Russian individuals and business entities. The situation remains fluid with potential for further escalation of geopolitical tensions, increased severity of sanctions against Russian interests, and possible Russian counter-measures. Further economic sanctions could destabilize the economic environment and result in increased volatility. Should the economic recovery in the United States be adversely impacted by increased volatility in the global financial markets caused by continued contagion from the Eurozone crisis, developments in respect of the Russian sanctions, further turbulence in Chinese stock markets and global commodity markets or for any other reason, loan and asset growth and liquidity conditions at U.S. financial institutions, including us, may deteriorate. If any of these factors were to materialize, it could have a material adverse effect on our business, financial condition and results of operations.

Further downgrades to the U.S. government’s credit rating, or the credit rating of its securities, by one or more of the credit ratings agencies could have a material adverse effect on general economic conditions, as well as our operations, earnings and financial condition.

On August 5, 2011, Standard & Poor’s cut the U.S. government’s sovereign credit rating of long-term U.S. federal debt from AAA to AA+ while also keeping its outlook negative. Moody’s also lowered its outlook to “Negative” on August 2, 2011, and Fitch lowered its outlook to “Negative” on November 28, 2011. During 2013, both Moody’s and Standard & Poor’s revised their outlook from “Negative” to “Stable,” and on March 21, 2014, Fitch revised its outlook from “Negative” to “Stable.” Further downgrades of the U.S. government’s sovereign credit rating, and the perceived creditworthiness of U.S. government-related obligations, could negatively affect the market value of its securities in which we invest and reduce our ability to obtain funding that is collateralized by affected instruments. Such downgrades could also affect the pricing of funding when it is available. A downgrade of the sovereign credit ratings of the U.S. government or the credit ratings of related institutions, agencies or instrumentalities would significantly exacerbate the other risks to which we are subject and any related adverse effects on our business, financial condition and results of operations.

The conditions of other financial institutions or of the financial services industry could adversely affect our operations and financial conditions.

Financial services institutions that deal with each other are interconnected as a result of trading, investment, liquidity management, clearing, counterparty and other relationships. Within the financial services industry, the default by any one institution could lead to defaults by other institutions. Concerns about, or a default by, one institution could lead to significant liquidity problems and losses or defaults by other institutions, as the commercial and financial soundness of many financial institutions are closely related as a result of these credit, trading, clearing and other relationships. Even the perceived lack of creditworthiness of, or questions about, a counterparty may lead to market-wide liquidity problems and losses or defaults by various institutions. This systemic risk may adversely affect financial intermediaries, such as clearing agencies, banks and exchanges with which we interact on a daily basis, or key funding providers such as the Federal Home Loan Banks (“FHLBs”), any of which could have a material adverse effect on our access to liquidity or otherwise have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Regulations Governing Our Industry

As a financial holding company and a bank holding company, we are subject to comprehensive regulation that could have a material adverse effect on our business and results of operations.

As a financial holding company and a bank holding company, we are subject to comprehensive regulation, supervision and examination by the Federal Reserve Board. In addition, CBNA is subject to comprehensive regulation, supervision and examination by the OCC, and CBPA is subject to comprehensive regulation, supervision and examination by the FDIC and the PA Banking Department. Our regulators supervise us through regular examinations and other means that allow the regulators to gauge management’s ability to identify, assess and control risk in all areas of operations in a safe and sound manner and to ensure compliance with laws and regulations. In the course of their supervision and examinations, our regulators may require improvements in various areas. If we are unable to implement and maintain any required actions in a timely and effective manner, we could become subject to informal (non-public) or formal (public) supervisory actions and public enforcement orders that could lead to significant restrictions on our existing business or on our ability to engage in any new business. Such forms of supervisory action could include, without limitation, written agreements, cease and desist orders, and consent orders and may, among other things, result in restrictions on our ability to pay dividends, requirements to increase capital, restrictions on our activities, the imposition of civil monetary penalties, and enforcement of such actions through injunctions or restraining orders. We could also be required to dispose of certain assets and liabilities within a prescribed period. The terms of any such supervisory or enforcement action could have a material adverse effect on our business, financial condition and results of operations.

We are a bank holding company that has elected to become a financial holding company pursuant to the Bank Holding Company Act. Financial holding companies are allowed to engage in certain financial activities in which a bank holding company is not otherwise permitted to engage. However, to maintain financial holding company status, a bank holding company (and all of its depository institution subsidiaries) must be “well capitalized” and “well managed.” If a bank holding company ceases to meet these capital and management requirements, there are many penalties it would be faced with, including (i) the Federal Reserve Board may impose limitations or conditions on the conduct of its activities, and (ii) it may not undertake any of the broader financial activities permissible for financial holding companies or acquire a company engaged in such financial activities without prior approval of the Federal Reserve Board. If a company does not return to compliance within 180 days, which period may be extended, the Federal Reserve Board may require divestiture of that company’s depository institutions. To the extent we do not meet the requirements to be a financial holding company, there could be a material adverse effect on our business, financial condition and results of operations.

We may be unable to disclose some restrictions or limitations on our operations imposed by our regulators.

From time to time, bank regulatory agencies take supervisory actions that restrict or limit a financial institution’s activities and lead it to raise capital or subject it to other requirements. Directives issued to enforce such actions may be confidential and thus, in some instances, we are not permitted to publicly disclose these actions. In addition, as part of our regular examination process, our and our banking subsidiaries’ respective regulators may advise us or our banking subsidiaries to operate under various restrictions as a prudential matter. Any such actions or restrictions, if and in whatever manner imposed, could adversely affect our costs and revenues. Moreover, efforts to comply with any such nonpublic supervisory actions or restrictions may require material investments in additional resources and systems, as well as a significant commitment of managerial time and attention. As a result, such supervisory actions or restrictions, if and in whatever manner imposed, could have a material adverse effect on our business and results of operations; and, in certain instances, we may not be able to publicly disclose these matters.

The regulatory environment in which we operate could have a material adverse effect on our business and earnings.

We are heavily regulated by bank and other regulatory agencies at the federal and state levels. This regulatory oversight is established to protect depositors, the FDIC’s Deposit Insurance Fund, and the banking system as a whole, not security holders. Changes to statutes, regulations, rules or policies including the interpretation or implementation of statutes, regulations, rules or policies could affect us in substantial and unpredictable ways including limiting the types of financial services and other products we may offer, limiting our ability to pursue acquisitions and increasing the ability of third parties to offer competing financial services and products.

We are subject to capital adequacy and liquidity standards, and if we fail to meet these standards our financial condition and operations would be adversely affected.

We are subject to several capital adequacy and liquidity standards. To the extent that we are unable to meet these standards, our ability to make distributions of capital will be limited and we may be subject to additional supervisory actions and limitations on our activities. The capital adequacy and liquidity standards that we must meet include the following:

•	Current capital requirements. Under regulatory capital adequacy guidelines and other regulatory requirements, CFG and its banking subsidiaries must meet guidelines that include quantitative measures of assets, liabilities and certain off-balance sheet items, subject to qualitative judgments by regulators about components of qualifying capital, risk weightings and other factors. We are regulated as a bank holding company and subject to consolidated regulatory capital requirements administered by the Federal Reserve. Our banking subsidiaries are subject to similar capital requirements, administered by the OCC in the case of CBNA and by the FDIC in the case of CBPA. Failure by us or one of our banking subsidiaries to maintain its status as “adequately capitalized” would lead to regulatory sanctions and limitations and could lead the federal banking agencies to take “prompt corrective action.” Furthermore, a failure by our banking subsidiaries to be “well capitalized” under applicable regulatory guidelines could lead to higher FDIC assessments, and failure by us or our bank subsidiaries to be “well capitalized” could also impair our financial holding company status.

•	Basel III. The U.S. Basel III final rule and provisions in the Dodd-Frank Act, including the Collins Amendment, are increasing capital requirements for banking organizations such as us. Consistent with the Basel Committee’s Basel III capital framework, the U.S. Basel III final rule includes a new minimum ratio of CET1 capital to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of greater than 2.5% of risk-weighted assets. We have established capital ratio targets that align with U.S. regulatory expectations under fully phased-in Basel III rules. Although we currently have capital ratios that exceed these minimum levels and a strategic plan to keep them at least at these levels, failure to maintain the capital conservation buffer would result in increasingly stringent restrictions on our ability to make dividend payments and other capital distributions and pay discretionary bonuses to executive officers. As to us, the U.S. Basel III final rule began phasing in on January 1, 2015, and will become fully effective on January 1, 2019.

•	Capital Plans. We are required to submit an annual capital plan to the Federal Reserve Board. The capital plan must include an assessment of our expected uses and sources of capital over a forward-looking planning horizon of at least nine quarters, a detailed description of our process for assessing capital adequacy, our capital policy and a discussion of any expected changes to our business plan that are likely to have a material impact on our capital adequacy or liquidity. Based on a qualitative and quantitative assessment, including a supervisory stress test conducted as part of the CCAR process, the Federal Reserve Board will either object to our capital plan, in whole or in part, or provide a notice of non-objection to us. If the Federal Reserve Board objects to a capital plan, we may not make any capital distribution other than those with respect to which the Federal Reserve Board has indicated its non-objection. On March 11, 2015, we received a notice of non-objection from the Federal Reserve Board to our 2015 Capital Plan. We cannot assure you that the Federal Reserve Board will not object to any future capital plan we submit.

•	Stress Tests. In addition to capital planning, we and our banking subsidiaries are subject to capital stress testing requirements imposed by the Dodd-Frank Act that will likely require us to hold more capital than the minimum requirements applicable to us. The stress testing requirements are designed to show that we can meet our capital requirements even under stressed economic conditions.

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Liquidity Coverage Ratio. The federal banking regulators also evaluate our liquidity as part of the supervisory process. In September 2014, the U.S. federal banking regulators issued a final rule with respect to the U.S. implementation of the Liquidity Coverage Ratio (“LCR”). This rule includes a modified version of the Basel Committee’s LCR in the United States, which applies to bank holding companies with more than $50 billion but less than $250 billion in total assets, and less than $10 billion in on-balance sheet foreign exposure, such as us. The modified version of the LCR differs in certain respects from the Basel Committee’s version of the LCR, including a narrower definition of high-quality liquid assets, different prescribed cash inflow and outflow assumptions for certain types of instruments and transactions and a shorter phase-in schedule that begins on January 1, 2016 and ends on January 1, 2017. The Basel Committee also has finalized its Net Stable Funding Ratio (“NSFR”) rule, which is expected to be adopted in the United States and could be applicable to us.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital” and “—Liquidity” in our Q3 2015 Form 10-Q incorporated by reference in this prospectus supplement for further discussion of the capital adequacy and liquidity standards to which we are subject.

We could be required to act as a “source of strength” to our banking subsidiaries, which would have a material adverse effect on our business, financial condition and results of operations.

Federal Reserve Board policy historically required bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. The Dodd-Frank Act codified this policy as a statutory requirement. This support may be required by the Federal Reserve Board at times when we might otherwise determine not to provide it or when doing so is not otherwise in the interests of CFG or our stockholders or creditors, and may include one or more of the following:

•	We may be compelled to contribute capital to our subsidiary banks, including by engaging in a public offering to raise such capital. Furthermore, any extensions of credit from us to our banking subsidiaries that are included in the relevant bank’s capital would be subordinate in right of payment to depositors and certain other indebtedness of such subsidiary banks.

•	In the event of a bank holding company’s bankruptcy, any commitment that the bank holding company had been required to make to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

•	In certain circumstances one of our banking subsidiaries could be assessed for losses incurred by the other. In addition, in the event of impairment of the capital stock of one of our banking subsidiaries, we, as our banking subsidiary’s stockholder, could be required to pay such deficiency.

We depend on our banking subsidiaries for most of our revenue, and restrictions on dividends and other distributions by our banking subsidiaries could affect our liquidity and ability to fulfill our obligations.

As a bank holding company, we are a separate and distinct legal entity from our banking subsidiaries: CBNA and CBPA. We typically receive substantially all of our revenue from dividends from our banking subsidiaries. These dividends are the principal source of funds to pay dividends on our equity and interest and principal on our debt. Various federal and/or state laws and regulations, as well as regulatory expectations, limit the amount of dividends that our banking subsidiaries may pay. For example:

•	CBNA is required by federal law to obtain the prior approval of the OCC for the payment of cash dividends if the total of all dividends declared by CBNA in the calendar year is in excess of its current year net income combined with its retained net income of the two preceding years, less any required transfers to surplus (the “recent earnings test”).

•	CBNA may pay dividends only to the extent that retained net profits (as defined and interpreted by regulation), including the portion transferred to surplus, exceed bad debts (as defined by regulation).

•	CBPA may only pay dividends out of accumulated net earnings and dividends may not be declared unless surplus is at least equal to contributed capital.

•	Neither CBNA nor CBPA may pay a dividend if, in the opinion of the applicable federal regulatory agency, either is engaged in or is about to engage in an unsafe or unsound practice, which would include a dividend payment that would reduce either bank’s capital to an inadequate level.

As a result of the goodwill impairment recognized by CBNA in the second quarter of 2013, CBNA does not meet the recent earnings test and must obtain specific prior approval from the OCC before making a capital distribution. We expect the recent earnings test to remain negative through 2015. As a result, we expect that CBNA will be required through 2015 to obtain specific prior approval from the OCC before making a capital distribution. Since the goodwill impairment in 2013, the OCC has approved each request by CBNA to distribute to us up to 30% of its prior quarter after-tax net income. However, CBNA may not rely on past or current approvals as a guarantee of future approvals. Under the Pennsylvania Banking Code of 1965, as amended, CBPA is restricted from paying dividends in excess of accumulated net earnings. As of September 30, 2015, CBPA’s accumulated net earnings were $85 million. More generally, the banking agencies have significant discretion to limit or even preclude dividends, even if the statutory quantitative thresholds are satisfied.

We are and may be subject to regulatory actions that may have a material impact on our business.

We are involved, from time to time, in reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding our business. These regulatory actions involve, among other matters, accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief that may require changes to our business or otherwise materially impact our business. For example, please see the discussion regarding the 2013 Consent Orders, the 2015 Consent Orders and an expected formal administrative enforcement action above under “Risks Related to Our Business––Supervisory requirements and expectations on us as a financial holding company and a bank holding company, our need to make improvements and devote resources to various aspects of our controls, processes, policies and procedures, and any regulator-imposed limits on our activities, could limit our ability to implement our strategic plan, expand our business, improve our financial performance and make capital distributions to our stockholders.”

For more information regarding ongoing significant regulatory actions in which we are involved and certain identified past practices and policies, for certain of which we expect to face potential formal administrative enforcement actions, see Note 13 “Commitments and Contingencies” to our unaudited interim consolidated financial statements in our Q3 2015 Form 10-Q incorporated by reference in this prospectus supplement.

In regulatory actions, such as those referred to above, it is inherently difficult to determine whether any loss is probable or possible to reasonably estimate the amount of any loss. We cannot predict with certainty if, how or when such proceedings will be resolved or what the eventual fine, penalty or other relief, conditions or restrictions, if any, may be, particularly for actions that are in their early stages of investigation. We expect to make significant restitution payments to our banking subsidiaries’ customers arising from certain of the consumer compliance issues and also expect to pay civil money penalties in connection with certain of these issues. Adverse regulatory actions could have a material adverse effect on our business, financial condition and results of operations.

We are and may be subject to litigation that may have a material impact on our business.

Our operations are diverse and complex and we operate in legal and regulatory environments that expose us to potentially significant litigation risk. In the normal course of business, we have been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with our activities as a financial services institution, including with respect to alleged unfair or deceptive business practices and mis-selling of certain products. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the entities that would otherwise be the primary defendants in such cases are bankrupt or in financial distress. In 2014, we settled legal actions alleging violations under the Fair Labor Standards Act and certain state fair wage laws. Moreover, a number of recent judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. This could increase the amount of private litigation to which we are subject. For more information regarding ongoing significant legal proceedings in which we are involved and certain identified past practices and policies for which we could face potential civil litigation, see Note 13 “Commitments and Contingencies” to our unaudited interim consolidated financial statements in our Q3 2015 Form 10-Q incorporated by reference in this prospectus supplement.

In disputes and legal proceedings, such as those referred to above, it is inherently difficult to determine whether any loss is probable or possible to reasonably estimate the amount of any loss. We cannot predict with certainty if, how or when such proceedings will be resolved or what the eventual settlement, fine, penalty or other relief, if any, may be, particularly for proceedings that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. Numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, determination of issues related to class certification and the calculation of damages and by addressing novel or unsettled legal questions relevant to the proceedings in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any proceeding. Adverse judgments in litigation or adverse regulatory actions could have a material adverse effect on our business, financial condition and results of operations.

The Dodd-Frank Act has changed and will likely continue to substantially change the legal and regulatory framework under which we operate our business.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act, which has changed and will likely continue to substantially change the legal and regulatory framework under which we operate. The Dodd-Frank Act represents a significant overhaul of many aspects of the regulation of the financial-services industry, addressing, among other things, (i) systemic risk, (ii) capital adequacy, (iii) consumer financial protection, (iv) interchange fees, (v) mortgage lending practices, and (vi) regulation of derivatives and securities markets. A significant number of the provisions of the Dodd-Frank Act still require extensive rulemaking and interpretation by regulatory authorities. In several cases, authorities have extended implementation periods and delayed effective dates. Accordingly, in many respects the ultimate impact of the Dodd-Frank Act and its effects on the U.S. financial system and on us will not be known for an extended period of time.

The following are some of the current provisions of the Dodd-Frank Act that may affect our operations:

•	Creation of the CFPB with centralized authority for consumer protection in the banking industry.

•	New limitations on federal preemption.

•	Application of heightened capital, liquidity, single counterparty credit limits, stress testing, risk management and other enhanced prudential standards.

•	Changes to the assessment base for deposit insurance premiums.

•	Creation of a new framework for the regulation of over-the-counter derivatives and new regulations for the securitization market and the strengthening of the regulatory oversight of securities and capital markets by the SEC.

Some of these and other major changes under the Dodd-Frank Act could materially impact the profitability of our business, the value of assets we hold or the collateral available for coverage under our loans, require changes to our business practices or force us to discontinue businesses and expose us to additional costs, taxes, liabilities, enforcement actions and reputational risk.

The Dodd-Frank Act’s provisions and related rules that restrict bank interchange fees may negatively impact our revenues and earnings.

Pursuant to the Dodd-Frank Act, the Federal Reserve Board adopted rules effective October 1, 2011 limiting the interchange fees that may be charged with respect to electronic debit transactions. Interchange fees, or “swipe” fees, are charges that merchants pay to us and other credit card companies and card-issuing banks for processing electronic payment transactions. Since taking effect, these limitations have reduced our debit card interchange revenues and have created meaningful compliance costs. Additional limits may further reduce our debit card interchange revenues and create additional compliance costs.

The CFPB’s residential mortgage regulations could adversely affect our business, financial condition or results of operations.

The CFPB finalized a number of significant rules that will impact nearly every aspect of the lifecycle of a residential mortgage. These rules implement the Dodd-Frank Act amendments to the Equal Credit Opportunity Act, the Truth in Lending Act and the Real Estate Settlement Procedures Act. The final rules require banks to, among other things: (i) develop and implement procedures to ensure compliance with a new “reasonable ability to repay” test and identify whether a loan meets a new definition for a “qualified mortgage,” (ii) implement new or revised disclosures, policies and procedures for servicing mortgages including, but not limited to, early intervention with delinquent borrowers and specific loss mitigation procedures for loans secured by a borrower’s principal residence, (iii) comply with additional restrictions on mortgage loan originator compensation, and (iv) comply with new disclosure requirements and standards for appraisals and escrow accounts maintained for “higher priced mortgage loans.” These new rules create operational and strategic challenges for us, as we are both a mortgage originator and a servicer. For example, business models for cost, pricing, delivery, compensation and risk management will need to be reevaluated and potentially revised, perhaps substantially. Additionally, programming changes and enhancements to systems will be necessary to comply with the new rules. We also expect additional rulemaking affecting our residential mortgage business to be forthcoming. These rules and any other new regulatory requirements promulgated by the CFPB and state regulatory authorities could require changes to our business, in addition to the changes we have been required to make thus far. Such changes would result in increased compliance costs and potential changes to our product offerings, which would have an adverse effect on the revenue derived from such business.

The Dodd-Frank Act’s consumer protection regulations could adversely affect our business, financial condition or results of operations.

The Federal Reserve Board enacted consumer protection regulations related to automated overdraft payment programs offered by financial institutions. Prior to the enactment of these regulations, our overdraft and insufficient funds fees represented a significant amount of noninterest fees. Since taking effect on July 1, 2010, the fees received by us for automated overdraft payment services have decreased, thereby adversely impacting our noninterest income. Complying with these regulations has resulted in increased operational costs for us, which may continue to rise. The actual impact of these regulations in future periods could vary due to a variety of factors, including changes in customer behavior, economic conditions and other factors, which could adversely affect our business, financial condition or results of operations. The CFPB has since then published additional studies of overdraft practices and has announced that it is considering enacting further regulations regarding overdrafts and related services.

The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations by the CFPB have created a more intense and complex environment for consumer finance regulation. The CFPB is authorized to engage in consumer financial education, track consumer complaints, request data and promote the availability of financial services to underserved consumers and communities. We expect increased oversight of financial services products by the CFPB, which is likely to affect our operations. The CFPB has significant authority to implement and enforce federal consumer finance laws, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair

Credit Billing Act and new requirements for financial services products provided for in the Dodd-Frank Act, as well as the authority to identify and prohibit unfair, deceptive or abusive acts and practices (“UDAAP”). The review of products and practices to prevent UDAAP is a continuing focus of the CFPB, and of banking regulators more broadly. The ultimate impact of this heightened scrutiny is uncertain but could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination, additional remediation efforts and possible penalties.

In addition, the Dodd-Frank Act provides the CFPB with broad supervisory, examination and enforcement authority over various consumer financial products and services, including the ability to require reimbursements and other payments to customers for alleged legal violations, and to impose significant penalties, as well as injunctive relief that prohibits lenders from engaging in allegedly unlawful practices. The CFPB also has the authority to obtain cease and desist orders providing for affirmative relief and/or monetary penalties. The Dodd-Frank Act and accompanying regulations, including regulations to be promulgated by the CFPB, are being phased in over time, and while some regulations have been promulgated, many others have not yet been proposed or finalized. For example, the CFPB has announced that it is considering new rules regarding debt collection practices, and has proposed new regulations of prepaid accounts and proposed amendments to its regulations implementing the Home Mortgage Disclosure Act. We cannot predict the terms of all of the final regulations, their intended consequences or how such regulations will affect us or our industry.

The Dodd-Frank Act does not prevent states from adopting stricter consumer protection standards. State regulation of financial products and potential enforcement actions could also adversely affect our business, financial condition or results of operations.

Compliance with anti-money laundering and anti-terrorism financing rules involve significant cost and effort.

We are subject to rules and regulations regarding money laundering and the financing of terrorism. Monitoring compliance with anti-money laundering and anti-terrorism financing rules can put a significant financial burden on banks and other financial institutions and poses significant technical challenges. Although we believe our current policies and procedures are sufficient to comply with applicable rules and regulations, we cannot guarantee that our anti-money laundering and anti-terrorism financing policies and procedures completely prevent situations of money laundering or terrorism financing. Any such failure events may have severe consequences, including sanctions, fines and reputational consequences, which could have a material adverse effect on our business, financial condition or results of operations.

We may become subject to more stringent regulatory requirements and activity restrictions, or have to restructure, if the Federal Reserve Board and FDIC determine that our resolution plan is not credible.

Federal Reserve Board and FDIC regulations require bank holding companies with more than $50 billion in assets to submit resolution plans that, in the event of material financial distress or failure, establish the rapid, orderly and systemically safe liquidation of the company under the U.S. Bankruptcy Code. Insured depository institutions with more than $50 billion in assets must submit to the FDIC a resolution plan whereby they can be resolved in a manner that is orderly and that ensures that depositors will receive access to insured funds within certain required timeframes. If the Federal Reserve Board and the FDIC jointly determine that the resolution plan of a company is not credible, and the company fails to cure the deficiencies in a timely manner, then the Federal Reserve Board and the FDIC may jointly impose on the company, or on any of its subsidiaries, more stringent capital, leverage or liquidity requirements or restrictions on growth, activities or operations, or require the divestment of certain assets or operations. If the Federal Reserve Board and the FDIC determine that our resolution plan is not credible or would not facilitate our orderly resolution under the U.S. Bankruptcy Code, we could become subject to more stringent regulatory requirements or business restrictions, or have to divest certain of our assets or businesses. Any such measures could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to the Notes

Our obligations under the notes are unsecured and subordinated.

The notes of each series are our unsecured and subordinated obligations and rank junior in right of payment to all of our existing and future indebtedness that is not by its terms subordinate to or equal in right of payment to the notes. As of September 30, 2015, CFG had $52 million of indebtedness outstanding that would have ranked senior in right of payment to the notes and $1.35 billion of indebtedness (excluding the notes) outstanding that ranked equal in right of payment with the notes.

In the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding up involving us, whether voluntary or involuntary, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment can be made on account of the principal of, or premium, if any, or interest, if any, on the notes. In the event and during the continuation of any default in the payment of principal of, or premium, if any, or interest, if any, on, any senior indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, or would occur as a result of certain payments, permitting the holders of the relevant senior indebtedness (or a trustee on behalf of the holders thereof) to accelerate its maturity, then, unless and until we cure the default or event of default or the default or event of default is waived or ceases to exist, we will not make any payment of the principal of, or premium, if any, or interest, if any, on the notes, or in respect of any redemption, exchange, retirement, purchase or other acquisition of any of the notes.

Our ability to pay principal and interest on the notes depends upon the results of operations of our subsidiaries.

Our ability to pay principal and interest on the notes is primarily dependent on the receipt of dividends, distributions and other payments from our subsidiaries. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings, business considerations and various regulatory considerations.

The notes are structurally subordinated to the obligations of our subsidiaries, which are not guarantors of the notes.

Because we are a non-operating holding company, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary during that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are a creditor with recognized claims against the subsidiary. In addition, any extensions of credit from us to one of our bank subsidiaries that are included in the relevant bank’s capital would be subordinate in right of payment to depositors and to certain other indebtedness of such subsidiary banks. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. The notes are not obligations of our subsidiaries or guaranteed by our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes. The indenture relating to the notes does not limit the ability of our subsidiaries to issue or incur additional debt. As of September 30, 2015, our subsidiaries had $10.7 billion of liabilities (excluding deposits and deferred taxes) which would be structurally senior to the notes. In addition, on December 3, 2015, CBNA issued $750 million in aggregate principal amount of senior unsecured notes, to which the notes are structurally subordinated.

The indenture relating to the notes does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes were issued does not place any limitation on the amount of secured or unsecured debt, including senior indebtedness, that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value, if any, of your notes, and a risk that the credit rating of the notes is lowered or withdrawn.

Holders of the notes will have limited rights if there is an event of default.

Payment of the principal of the notes may be accelerated only in the event of certain events of bankruptcy or insolvency involving us. There is no right of acceleration in the case of default in the payment of principal of, or interest on, the notes or in the performance of any of our other obligations under the notes. See “Description of the Notes—Defaults; Events of Default.”

The indenture relating to the notes contains no financial covenants and does not contain a provision that would provide protection against a dramatic decline in credit quality.

The indenture relating to the notes contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities. In addition, the indenture does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not necessarily reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Changes in our credit ratings may affect the value of the notes.

There is no assurance that a rating will remain for any given period of time or that a rating will not be suspended, lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances in the future so warrant. In the event that a rating assigned to the notes or to us is subsequently suspended, lowered or withdrawn for any reason, the market value of the notes is likely to be adversely affected.

There may not be any trading market for the notes.

There is currently no secondary market for any series of the notes and we cannot assure you that one will develop. Even if a market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few or no buyers if you choose to sell your notes prior to maturity and this may reduce the price you receive or your ability to sell the notes at all.

Any trading market for, and trading value of, the notes may be affected by a number of factors. These factors include, but are not limited to:

•	our financial performance;

•	the level of liquidity of the notes;

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the relevant notes;

•	any redemption features of the notes;

•	the market for similar securities; and

•	the level, direction and volatility of market interest rates generally.

As a result of these factors, you may not be able to sell your notes at a price you believe is appropriate or that is at least equal to the price you paid for the notes or the principal amount of the notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary” and “Risk Factors” and in other sections of this prospectus supplement and under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in other sections of our Q3 2015 Form 10-Q and 2014 Form 10-K, as applicable, and other documents incorporated by reference herein that are forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	Negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	Our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	Our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	Our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks;

•	Management’s ability to identify and manage these and other risks; and

•	Any failure by us to successfully replicate or replace certain functions, systems and infrastructure provided by the RBS Group.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in this prospectus supplement and in our 2014 Form 10-K.

USE OF PROCEEDS

The selling noteholder will receive all of the proceeds from the sale of the notes covered by this prospectus supplement. We will not receive any proceeds upon the sale of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred dividends for the periods indicated.

	Nine Months Ended September 30, 2015	Year Ended December 31,
		2014	2013(3)	2012	2011	2010(4)
Ratio of Earnings to Fixed Charges(1)	3.4	4.0	(5.9)	2.5	1.8	1.0
Ratio of Earnings to Fixed Charges and Preferred Dividends(1)(2)	3.5	4.0	(5.9)	2.5	1.8	1.0

(1)	For purposes of calculating the ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends, earnings consist of earnings before income taxes but do not include dividends on preferred securities, whether or not paid, or income (loss) on discontinued operations. Fixed charges consist of interest cost, including interest on deposits, interest on discontinued operations, and that portion of rent expense estimated to be representative of the interest factor.
(2)	On April 6, 2015, we issued 250,000 shares of our 5.500% fixed-to-floating rate non-cumulative perpetual Series A Preferred Stock, par value of $25.00 per share with a liquidation preference of $1,000 per share (the “Series A Preferred Stock”) in a private offering exempt from the registration requirements of the Securities Act. On or prior to June 30, 2015, we had not paid dividends on any shares of preferred stock, including the Series A Preferred Stock. On October 6, 2015, we paid a cash dividend on our Series A Preferred Stock. Prior to the issuance of the Series A Preferred Stock, we had no shares of preferred stock outstanding.
(3)	The deficiency for this period was $3,468 million due in part to a goodwill impairment charge of $4,435 million ($4,080 million after tax).
(4)	The deficiency for this period was $49 million.

DESCRIPTION OF THE NOTES

This prospectus supplement summarizes specific terms and provisions of the notes of each series. The following summary of the terms and provisions of the notes of each series does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Indenture, including the definitions therein of certain terms. As used in this “Description of the Notes,” references to the “Company,” “we,” “us,” “our” and “CFG” refer to Citizens Financial Group, Inc. and not its subsidiaries. Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth under “—Certain Definitions.”

General

The notes were issued under a subordinated indenture dated September 28, 2012, as supplemented by a second supplemental indenture dated June 28, 2013 (with respect to the Fixed-to-Floating Notes), a fifth supplemental indenture dated June 26, 2014 (with respect to the 3.750% Notes), a sixth supplemental indenture dated August 1, 2014 (with respect to the 4.023% Notes), a seventh supplemental indenture dated October 8, 2014 (with respect to the 4.082% Notes), and a tenth supplemental indenture dated December 3, 2015 (with respect to the 3.750% Notes) (as so supplemented, the “Indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”). The notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York. The Bank of New York Mellon acts as paying agent and securities registrar for the notes, and acts as calculation agent for the Fixed-to-Floating Notes. Under the Indenture, we may offer, from time to time, series of subordinated notes under the Indenture (the “Subordinated Debt Securities”). We are not prohibited from incurring additional Senior Indebtedness.

Payment of principal on the notes may be accelerated only in the case of certain events of bankruptcy or insolvency. If we do not pay an installment of interest on the notes on the applicable Interest Payment Date, or do not pay all or any part of the principal on the maturity date of the applicable series, holders of the notes will not be able to accelerate the maturity of the principal of the notes by reason of such nonpayment. See “—Subordination to Senior Indebtedness” and “—Events of Default; Defaults” below.

The notes have been issued in registered form in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof and have been issued in the name of the nominee of The Depository Trust Company (“DTC”).

Ranking

The notes of each series are our unsecured and subordinated obligations and rank:

•	junior in right of payment to all of our existing and future Senior Indebtedness;

•	equal in right of payment with any of our existing or future Indebtedness Ranking on a Parity with the Subordinated Debt Securities; and

•	senior to any of our existing and future Indebtedness Ranking Junior to the Subordinated Debt Securities.

None of our existing or future subsidiaries currently guarantee or will guarantee our obligations under the notes, and the notes are structurally subordinated to all existing and future liabilities of our existing and future subsidiaries.

Subordination to Senior Indebtedness

Our obligation to make any payment on account of the principal of, or premium, if any, and interest, if any, on the notes of each series is subordinate and junior in right of payment to our obligations to the holders of our Senior Indebtedness to the extent described herein.

In the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding up involving us, whether voluntary or involuntary, all of our obligations to holders of our Senior Indebtedness will be entitled to be paid in full before any payment, whether in cash, property, or otherwise, can be made on account of the principal of, or premium, if any, or interest, if any, on, the Subordinated Debt Securities of any series, including the notes. In the event and during the continuation of any default in the payment of principal of, or premium, if any, or interest, if any, on, any Senior Indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of certain payments, permitting the holders of the relevant Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate its maturity, then, unless and until we cure the default or event of default or the default or event of default is waived or ceases to exist, we will not make any payment of the principal of, or premium, if any, or interest, if any, on, the Subordinated Debt Securities, including the notes, or in respect of any redemption, exchange, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, including the notes.

By reason of the above subordination in favor of the holders of our Senior Indebtedness, in the event of our bankruptcy or insolvency, holders of our Senior Indebtedness may receive more, ratably, and holders of the notes having a claim pursuant to the notes may receive less, ratably, than our other creditors.

Interest and Maturity

For each series of notes, each date on which interest is payable as described below is referred to herein as an “Interest Payment Date.”

Interest on the Fixed-to-Floating Notes is payable (i) until June 29, 2018, semi-annually in arrears on June 29 and December 29 of each year at a fixed rate per annum of 5.158% and (ii) beginning with the interest payment on September 29, 2018 (for interest from June 30, 2018), quarterly in arrears on March 29, June 29, September 29 and December 29 of each year, at a floating rate equal to Three-Month LIBOR plus 3.5575% per annum. Interest payable prior to maturity will be payable to the persons in whose names the notes are registered at the close of business on the immediately preceding June 14 or December 14, with respect to Interest Payment Dates before September 29, 2018, and the immediately preceding March 14, June 14, September 14 and December 14, with respect to Interest Payment Dates beginning September 29, 2018. The Fixed-to-Floating Notes mature on June 29, 2023.

Interest on the 3.750% Notes is payable (i) until January 1, 2016, semi-annually in arrears on January 1 and July 1 of each year, at a fixed rate per annum of 4.153% and (ii) beginning with the interest payment date on July 1, 2016 (for interest from January 1, 2016), at a rate per annum of 3.750%. Interest payable prior to maturity will be payable to the persons in whose names the notes are registered at the close of business on the immediately preceding December 15 and June 15. The 3.750% Notes mature on July 1, 2024.

Interest on the 4.023% Notes is payable semi-annually in arrears on April 1 and October 1 of each year, at a fixed rate per annum of 4.023%. Interest payable prior to maturity will be payable to the persons in whose names the notes are registered at the close of business on the immediately preceding March 15 and September 15. The 4.023% Notes mature on October 1, 2024.

Interest on the 4.082% Notes is payable semi-annually in arrears on January 31 and July 31 of each year, at a fixed rate per annum of 4.082%. Interest payable prior to maturity will be payable to the persons in whose names the notes are registered at the close of business on the immediately preceding January 15 and July 15. The 4.082% Notes mature on January 31, 2025.

For each series of the notes, interest payable on each Interest Payment Date will include interest accrued from and including the most recent Interest Payment Date for such series to which interest has been paid or duly provided for, to but excluding the next Interest Payment Date for such series. The interest payment at maturity will include interest accrued to but excluding the maturity date and will be payable to the persons to whom principal is payable. If an Interest Payment Date is not a Business Day, we will make the interest payment on the next succeeding Business Day, but interest on that interest payment will not accrue or be payable as a result of such delay in payment.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the notes, issue further notes ranking pari passu with the notes of any series covered by this prospectus supplement and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and provide that such further notes may be consolidated and form a single series with the notes of any series covered by this prospectus supplement. Any further notes issued as part of a single series with the notes of a series covered by this prospectus supplement will have a separate CUSIP number unless such further notes are fungible with the notes of such series covered by this prospectus supplement for tax and securities law purposes.

No Additional Amounts

In the event that any payment on the notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the notes for non-U.S. holders, see “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders.”

Redemption

General

At the maturity date for each series of notes, the amount due and payable on the notes of such series will be equal to 100% of their principal amount outstanding, together with interest accrued but unpaid thereon to such maturity date.

For each series of the notes, we may redeem the notes of such series in whole (but not in part) at any time after the occurrence of a Regulatory Event, or within 90 days following the occurrence of a Tax Event, in either case at a redemption price equal to 101% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date. In addition, we may redeem the Fixed-to-Floating Notes, in whole or in part, on any Interest Payment Date on or after June 29, 2018, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The notes are not subject to any sinking fund.

No redemption or early redemption of amounts owed under the notes may be made without the prior written consent of the Federal Reserve Board.

Redemption Procedures

Any redemption of the notes may be made by providing not less than 30 days’ and not more than 60 days’ notice to the holders of the notes. If the redemption price in respect of the notes is not paid on the date fixed for redemption, interest on the outstanding principal amount of the notes will continue to accrue until the redemption price is actually paid or set aside for payment.

Consolidation, Merger and Sale of Assets

Under the Indenture, we may consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person without the consent of the holders of any of the notes, provided that:

(a)	the successor is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(b)	the successor corporation expressly assumes, by an indenture supplemental to the Indenture, our obligation for the due and punctual payment of the principal, premium, if any, and interest, if any, on all of the Subordinated Debt Securities under the Indenture and the performance of every covenant of the Indenture on our part to be performed or observed;

(c)	after giving effect to the transaction, and treating any indebtedness that becomes an obligation of the successor corporation as a result of such transaction as having been incurred by the successor corporation at the time of such transaction, no Default under the Indenture, and no event that, after notice or lapse of time, or both, would become an Event of Default or a Default, as the case may be, shall have happened and be continuing; and

(d)	certain other conditions are met.

Modification and Waiver

Without the consent of any holders of a series of notes, we and the Trustee may amend or supplement the Indenture or the notes of such series:

(a)	to evidence the succession of a successor corporation of our obligations under the Indenture and the outstanding notes of such series;

(b)	to add to our covenants for the benefit of the holders of all or any series of the notes under the Indenture or surrender any right or power we have under the Indenture or provide for guarantees of any series of the notes;

(c)	to add any additional Defaults or Events of Default;

(d)	to change or eliminate any restrictions on the payment of principal of the notes, provided it does not materially adversely affect the interests of any holder of the notes of such series;

(e)	to change anything that does not does not materially adversely affect the interests of any holder of the notes of such series;

(f)	to cure any ambiguity, defect or inconsistency in the Indenture; and

(g)	to effect certain other limited purposes described in the Indenture.

The Indenture provides that we and the Trustee may modify or amend the Indenture with respect to any series of the notes with the consent of the holders of not less than a majority in principal amount of the outstanding notes of such series; provided that any modification or amendment may not, without the consent of the holder of each outstanding note affected thereby:

(a)	change the stated maturity of the principal of, or any installment of principal of or interest on, any note;

(b)	reduce the principal amount of, or rate or amount of interest, if any, on, or any premium payable upon the redemption, of any note;

(c)	reduce the amount of principal of any discount security that would be due and payable upon a declaration of acceleration of the maturity thereof, or the amount provable in bankruptcy;

(d)	adversely affect any right of repayment at the option of any holder of any note;

(e)	change the place or currency of payment of principal of, or any premium or interest on, any note;

(f)	impair the right to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date);

(g)	reduce the percentage of principal amount of outstanding notes of such series, the consent of whose holders is required for modification or amendment of the Indenture, or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults and their consequences; or

(h)	modify certain provisions of the Indenture relating to amendments of the Indenture requiring the consent of holders and waiver of past defaults or covenants, except to increase the percentage of holders required to consent to amendment or modification thereof or to provide that certain other Indenture provisions cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in principal amount of the outstanding notes of a series may, on behalf of all holders of notes of such series, waive, insofar as the notes of such series are concerned, compliance by us with certain terms, conditions and provisions of the Indenture. The holders of not less than a majority in principal amount of the outstanding notes of a series may, on behalf of all holders of notes of such series, waive any past default under the Indenture or applicable supplemental indenture with respect to the notes of such series and its consequences, except that a default in the payment of principal or premium, if any, or interest, if any, or in respect of a covenant or provision which under the Indenture or applicable supplemental indenture cannot be modified or amended without the consent of the holder of each outstanding note of such series.

The Indenture further provides that, in determining whether the holders of the requisite principal amount of notes outstanding have performed any act under the Indenture, notes owned by the Company or any other obligor upon the notes or any affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such act, only notes that the Trustee knows to be so owned shall be so disregarded.

Defeasance and Covenant Defeasance

The Indenture provides that we may elect:

(a)	to defease and be discharged from our obligations with respect to the notes of any series (except the obligations to register the transfer or exchange of the notes; to replace temporary or mutilated, destroyed, lost or stolen notes; to maintain an office or agency in respect of the notes; and to hold moneys for payment in trust) (“defeasance”); or

(b)	to be released from our obligations with respect to the notes of or within a series under the provisions described under “—Consolidation, Merger and Sale of Assets” above or, if provided pursuant to a supplemental indenture, our obligations with respect to any other restrictive covenant, and any omission to comply with these obligations will not constitute a default or an Event of Default under the Indenture with respect to the notes (“covenant defeasance”);

in either case by:

•	depositing irrevocably with the Trustee as trust funds in trust (i) money in an amount, or (ii) U.S. Government Obligations (as defined in the Indenture) in an amount which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one business day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), in any such case sufficient to pay the principal of and premium, if any, and interest, if any, on the notes of such series on the dates such installments of interest or principal and premium applicable to the notes are due; and

•	satisfying certain other conditions precedent specified in the Indenture.

Any defeasance or covenant defeasance of the notes of any series is conditioned among other things upon our delivery of an opinion of legal counsel that the beneficial owners of such Subordinated Debt Securities (or, in the case of the Fixed-to-Floating Notes, the registered holders of such Subordinated Debt Securities) will have no U.S. federal income tax consequences as a result of the deposit and termination and an officers’ certificate that all conditions precedent to the defeasance have been met.

No defeasance of amounts owed under the notes may be made without the prior written consent of the Federal Reserve Board, if such consent is then required by the Federal Reserve Board.

If we exercise our covenant defeasance option with respect to the notes of any series and the notes of such series are declared due and payable because of the occurrence of any Event of Default other than with respect to a covenant as to which there has been covenant defeasance as described above, the money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at their stated maturity but may not be sufficient to pay amounts due on the notes at the time of acceleration relating to the Event of Default. However, we would remain liable to make payment of the amounts due at the time of acceleration. Provisions of the Indenture relating to defeasance will be applicable to each series of notes beginning on the fifth anniversary of issuance of such series, which is June 28, 2018 for the Fixed-to-Floating Notes, June 26, 2019 for the 3.750% Notes, August 1, 2019 for the 4.023% Notes and October 8, 2019 for the 4.082% Notes.

We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

Any repurchases or defeasance of the notes will be subject to our obtaining the prior approval of the Federal Reserve Board and any additional requirements that the Federal Reserve Board may impose with respect to repurchases or defeasance of the notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issuance of the notes, the Federal Reserve Board does not require that repurchases or defeasance of instruments be subject to Federal Reserve Board approval in order for the instrument to be accorded Tier 2 Capital treatment, then no such approval of the Federal Reserve Board will be required for such repurchases or defeasance.

Reports and Other Information

We covenant to make available to the Trustee the annual reports, information, documents and other reports that the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or pursuant to Section 314 of the Trust Indenture Act of 1939.

Events of Default; Defaults

The only Events of Default under the Indenture with respect to the notes are certain events in bankruptcy, receivership or insolvency involving us.

If an “Event of Default” with respect to the notes occurs as a result of bankruptcy, receivership, insolvency or reorganization involving us, the principal of all outstanding notes, premium, if any, and any interest accrued thereon shall become due and payable immediately without any further action on the part of the Trustee or the holders of that series of the notes.

The application of the foregoing paragraph and any other rights under the Indenture would, in the event of bankruptcy or insolvency involving us, be subject to applicable bankruptcy law (including, for example, the automatic stay imposed under U.S. federal bankruptcy law) and to the broad equity powers of a federal bankruptcy court, including, among other things, a determination by a court of the nature and status of the payment of claims in respect of the notes. At any time after a declaration of acceleration with respect to the notes of a series has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes of such series may, under certain circumstances, rescind and annul the acceleration but only if all Defaults have been remedied, or, if permitted, waived, and if certain other conditions have been satisfied.

The following events will be “Defaults” under the Indenture with respect to each series of notes:

(a)	failure to pay principal of or premium, if any, on any notes of such series at the maturity date of such series, continued for seven days;

(b)	failure to pay any interest, if any, on any notes of such series when due and payable, continued for 30 days; and

(c)	failure to perform any of our covenants or warranties in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with elsewhere in the Indenture, or a covenant or warranty included in the Indenture solely for the benefit of a series of Subordinated Debt Securities other than the notes), which failure continues for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes of such series as provided in the Indenture.

The maturity of the notes will be subject to acceleration only upon the occurrence of an Event of Default. There will be no right of acceleration upon the occurrence of any Default other than an Event of Default. If a Default with respect to the notes of a series occurs and is continuing, the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes of such series (including, without limitation, the right to timely payment of interest) or the performance of any covenant or agreement in the Indenture, including by instituting a judicial proceeding for the collection of sums due and unpaid. The Indenture provides that any judgment received in respect of any obligation in respect of the notes will be subordinated to the same extent as any other right to payment under the notes.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of a Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes unless the same holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred. Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes of a series have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, with respect to the notes of such series.

We are required to annually furnish to the Trustee an officers’ certificate as to the performance and observance by us of certain of the terms, provisions and conditions under the Indenture and as to the absence of default.

Regarding the Trustee

The Bank of New York Mellon, the Trustee under the Indenture, has a designated corporate trust office at 101 Barclay Street, New York, New York 10286. We and our banking subsidiaries maintain banking relationships with the Trustee.

Replacement Debt Securities

If a note is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office of the Trustee in the City and State of New York upon payment by the holder of expenses that we and the Trustee may incur in connection therewith and the furnishing of evidence and indemnity as we and the Trustee may require. Mutilated Debt Securities must be surrendered before new notes will be issued.

Notices

Any notice required to be given to a holder of a note will be mailed to the last address of the holder set forth in the applicable security register, and any notice so mailed shall be deemed to have been received by the holder, whether or not the holder actually receives the notice.

Governing Law

The notes are governed by and construed in accordance with the laws of the State of New York.

Depositary

The notes are represented by fully registered global notes (“global notes”). Each such global note has been deposited with, or on behalf of, The Depository Trust Company (“DTC” or the “depositary”), as depositary, and registered in the name of Cede & Co. (the depositary’s partnership nominee). See “Book-Entry; Delivery and Form.”

Certain Definitions

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or obligated by law to close.

“Indebtedness for Money Borrowed” means:

(a)	any obligation of ours, or any obligation guaranteed by us, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

(b)	similar obligations arising from off-balance sheet guarantees and direct credit substitutes;

(c)	obligations associated with derivative products, such as interest-rate and foreign-exchange-rate contracts, commodity contracts and similar arrangements; and

(d)	any deferred obligations for the payment of the purchase price of property or assets.

“Indebtedness Ranking on a Parity with the Subordinated Debt Securities” means our Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to our Subordinated Debt Securities in the right of payment upon the happening of any event of the kind specified in the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding up involving us, whether voluntary or involuntary.

“Indebtedness Ranking Junior to the Subordinated Debt Securities” means any of our Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to our Subordinated Debt Securities (and any other Indebtedness Ranking on a Parity with our Subordinated Debt Securities) in right of payment upon the happening of any event of bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding up involving us, whether voluntary or involuntary.

“Regulatory Event” means, with respect to any series of notes, any event (including any amendment to, clarification of, or change (including any announced prospective change or adoption of any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto or any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, including any pronouncement or publication from any relevant authority), that (i) occurs after the issue date of such series, and (ii) results in there being more than an insubstantial risk that, for purposes of the capital adequacy guidelines of the Federal Reserve Board, the whole or any part of the principal amount of the notes of such series may not be included in our Tier 2 Capital (or its then-equivalent), to at least the same extent as on the issue date of such series.

“Senior Indebtedness” means our Indebtedness for Money Borrowed, whether outstanding on the date of the Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Subordinated Debt Securities or Indebtedness Ranking Junior to the Subordinated Debt Securities. Senior Indebtedness also includes any deferrals, renewals or extensions of the Senior Indebtedness.

“Subordinated Debt Securities” means any subordinated debt securities of the Company authenticated and delivered under the Indenture, including as amended subsequent to the date of this prospectus supplement.

“Tax Event” means, with respect to any series of notes, we have received an opinion of a nationally recognized independent tax counsel experienced in such matters that states that as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority thereof or therein having the power to tax, or change in, or amendment to, the application or official interpretation of such laws or regulations, that is enacted or becomes effective after the issue date of such series, there is more than an insubstantial risk that any of the interest payable by us on the notes of such series is not, or, within 90 days after the date of the opinion of counsel, will not be, deductible by us for United States federal income tax purposes.

“Three-Month LIBOR” means, with respect to any interest period for the Fixed-to-Floating Notes beginning with the interest period ending September 29, 2018 (each such period, a “Floating Rate Interest Period”), the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Floating Rate Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Floating Rate Interest Period. If such rate does not appear on Reuters Page LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Floating Rate Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent for the Fixed-to-Floating Notes (after consultation with us), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Floating Rate Interest Period. The calculation agent for the Fixed-to-Floating Notes will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Floating Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Floating Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent for the Fixed-to-Floating Notes (after consultation with us), at approximately 11:00 a.m., New York City time, on the first day of that Floating Rate Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Floating Rate Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent for the Fixed-to-Floating Notes to provide quotations are quoting as described above, Three-Month LIBOR for that Floating Rate Interest Period will be the same as Three-Month LIBOR as determined for the previous Floating Rate Interest Period or, in the case of the first Floating Rate Interest Period, 5.158%. The establishment of Three-Month LIBOR for each Floating Rate Interest Period by the calculation agent for the Fixed-to-Floating Notes shall (in the absence of manifest error) be final and binding. “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by us as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits). “LIBOR Determination Date” means the second day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England immediately preceding the first day of the relevant Floating Rate Interest Period.

SELLING NOTEHOLDER

RBS, the selling noteholder, holds $1.25 billion of the notes, including $333 million of the Fixed-to-Floating Notes, $250 million of the 3.750% Notes, $334 million of the 4.082% Notes and $333 million of the 4.023% Notes, which we are registering for resale by them and which are covered by this prospectus supplement and the accompanying prospectus.

On November 23, 2015, we entered into the Registration and Purchase Agreement (the “Registration and Purchase Agreement”) with RBS to address RBS’s ownership of $2.0 billion of our subordinated notes (the “CFG Subordinated Notes”), including the notes. On December 3, 2015, we completed an offering of $750 million of 4.300% Subordinated Notes due 2025, and used the net proceeds of the offering to repurchase $750 million of the CFG Subordinated Notes. In addition to the Repurchase Transaction, pursuant to the Registration and Purchase Agreement and subject to the terms and conditions therein, (i) we have secured the ability through July 2016 to purchase $500 million of the notes, consisting of $334 million of the 4.082% Notes and $166 million of the 4.023% Notes, and (ii) we agreed to register and obtain ratings on the notes. In addition, pursuant to the Registration and Purchase Agreement, we entered into a supplemental indenture amending the terms of the 3.750% Notes, pursuant to which the interest rate on the 3.750% Notes will be reduced from 4.153% to 3.750% per annum, commencing January 2, 2016.

The information contained in the table below in respect of the selling noteholder (including the number of notes beneficially owned and the number of notes offered) has been obtained from the selling noteholder and has not been independently verified by us. The “selling noteholder” includes the selling noteholder listed below and its permitted successors-in-interest pursuant to the terms of the Registration and Purchase Agreement. We may amend or supplement this prospectus supplement from time to time in the future to update or change the selling noteholder and the notes that may be offered and sold to identify such permitted successors-in-interest to RBS as selling noteholder. The registration of the notes does not necessarily mean that the selling noteholder will sell all or any of the notes. In addition, subject to the restrictions on resale set forth in the Registration and Purchase Agreement, the selling noteholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, notes in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

The information set forth in the following table regarding the beneficial ownership after resale of notes is based upon the assumption that the selling noteholder will sell all of the notes beneficially owned by it that are covered by this prospectus supplement and the accompanying prospectus.

Selling noteholders	Series	Aggregate Principal Amount of Notes Beneficially Owned That May Be Offered For Resale	Percentage of Outstanding Notes Beneficially Owned Prior to Any Resale(1)	Percentage of Outstanding Notes Beneficially Owned if All Notes That May Be Offered Hereby are Resold(1)
The Royal Bank of Scotland plc(2)	Fixed-to-Floating Notes	$333,000,000	100%	—
The Royal Bank of Scotland Group plc(2)	3.750% Notes	$250,000,000	100%	—
The Royal Bank of Scotland Group plc(2)	4.082% Notes	$334,000,000	100%	—
The Royal Bank of Scotland Group plc(2)	4.023% Notes	$333,000,000	100%	—

(1)	Assumes $1.25 billion aggregate principal amount of notes outstanding, including $333 million of the Fixed-to-Floating Notes, $250 million of the 3.750% Notes, $334 million of the 4.082% Notes and $333 million of the 4.023% Notes.

(2)	The address of the principal business office of The Royal Bank of Scotland Group plc and The Royal Bank of Scotland plc is 36 St Andrew Square, Edinburgh, EH2 2YB. The Royal Bank of Scotland plc is a wholly-owned subsidiary of The Royal Bank of Scotland Group plc. Our material relationships with RBS are described above in the sections titled “Risk Factors—Risks Related to Our Relationship with and Separation from the RBS Group” and are described in further detail in our public filings that are incorporated by reference in this prospectus supplement. RBS Securities Inc., an affiliate of RBS, acted as an underwriter for our recent offering of 4.300% Subordinated Notes due 2025.

BOOK-ENTRY; DELIVERY AND FORM

Global notes

The notes of each series were issued in the form of global notes in fully registered, book-entry form. The global notes were deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

Beneficial interests in the global notes are represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of the Company, RBS or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct and Indirect Participants, with respect to interests of persons other than Direct Participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the applicable indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a Direct or Indirect Participant, on the procedures of the Participant through which that holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit Direct Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC. We also expect that payments by Participants to owners of beneficial interests in the global note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in the names of nominees for such owners. The Participants will be responsible for those payments.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certificated notes

We will issue certificated notes (in fully registered form) to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or of becoming aware that DTC is no longer so registered;

•	an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect DTC participant in identifying the beneficial owners of the notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of owning and disposing of notes that are held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	a regulated investment company;

•	a dealer or trader in securities that uses a mark-to-market method of accounting;

•	holding notes as part of a “straddle” or integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a tax-exempt entity; or

•	a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note and are:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Although the U.S. federal tax treatment of the Fixed-to-Floating Notes and the 3.750% Notes is not entirely clear, we believe that all of the notes should be treated as issued with no more than de minimis original issue discount for U.S. federal income tax purposes. This summary assumes that such treatment is correct.

Payments of Interest

Stated interest on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes. However, if you purchase your notes between interest payment dates, than the portion of the first interest payment on your notes that represents a return of the accrued interest for which you paid as part of the purchase price of your notes will not be treated as an interest payment for U.S. federal income tax purposes, but will instead be treated as a return of such portion of the purchase price and you will reduce your basis in the notes by such amount.

Market Discount

You would be treated as if you purchased your note at a market discount if the difference between the note’s principal amount and the price you paid for your note is equal to or greater than  1⁄4 of 1 percent of your note’s principal amount, multiplied by the number of complete years from the time you purchased the note until the note’s maturity.

You must treat any gain you recognize on the maturity or disposition of your note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it would apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the IRS. If you own a note with market discount and do not make this election, you would generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

Market discount would accrue on a straight-line basis unless an election is made to accrue market discount using a constant-yield method. If you make this election, it would apply only to the note with respect to which it is made and you may not revoke it. You would, however, not include accrued market discount in income unless you elect to do so as described above.

Notes Purchased at a Premium

If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you would reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note’s yield to maturity. If you make an election to amortize bond premium, it would apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the IRS.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount you paid for the note plus any market discount previously included in income and minus the portion of any interest payment that represented a return of basis in the note and any amortizable bond premium applied to reduce interest on such note. For this purpose, the amount realized does not include any amount attributable to accrued interest, which will be treated as interest and will be subject to the treatment described under “Payments of Interest” above.

Subject to the discussion under “Market Discount” above, gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note and are:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are or become a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a note.

Payments on the Notes

Subject to the discussion below under “FATCA Legislation,” payments of principal and interest on the notes will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest:

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•	you certify on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person; and

•	the interest is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and payments of interest on the notes are not exempt from withholding because it is effectively connected with your conduct of a trade or business in the United States, as described below, those payments will be subject to withholding tax at a rate of 30%, or the lower rate specified by an applicable treaty.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below under “FATCA Legislation,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes, unless the gain is effectively connected with your conduct of a trade or business in the United States, as described below, although any amounts attributable to accrued interest will generally be treated as interest, as described above under “Payments on the Notes.”

Effectively Connected Income

If interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed on that income in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.

If you are a Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a

United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the notes and (for dispositions after December 31, 2018) of proceeds of sales or redemptions of the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the notes.

PLAN OF DISTRIBUTION

The notes are being registered to permit the resale thereof by the selling noteholder from time to time after the date of this prospectus supplement. We will not receive any of the proceeds from the sale by the selling noteholder of the notes.

The selling noteholder will act independently of the Company in making its decisions with respect to the timing, manner and size of each and any sale. Subject to the restrictions set forth in the Registration and Purchase Agreement, the selling noteholder and any of its permitted successors may, from time to time, sell any or all of the notes beneficially owned by it and offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling noteholder will be responsible for the commissions charged by such broker-dealers or agents or underwriting discounts. The selling noteholder has agreed to reimburse all reasonable fees and expenses incurred by us in connection with this registration, subject to the terms of the Registration and Purchase Agreement. The notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

Subject to the restrictions in the Registration and Purchase Agreement, the selling noteholder may offer and sell the notes through any one or more of the following methods:

•	through underwriters, brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from the selling noteholder, the purchaser or such other persons who may be effecting such sales) for resale to the public or to institutional investors at various times;

•	through negotiated transactions, including, but not limited to, block trades in which the broker or dealer so engaged will attempt to sell the notes as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•	on any national securities exchange or quotation service on which the notes may be listed or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices;

•	in private transactions other than exchange or quotation service transactions;

•	through short sales, purchases or sales of put, call or other types of options, forward delivery contracts, swaps or other derivative transactions or securities;

•	in hedging transactions, including, but not limited to:

•	transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of notes and may use notes to close out its short position;

•	options or other types of transactions that require the delivery of notes to a broker-dealer or an affiliate thereof, who will then resell or transfer the notes; or

•	loans or pledges of notes to a broker-dealer or an affiliate, who may sell the loaned notes or, in an event of default in the case of a pledge, sell the pledged notes;

•	through offerings directly to one or more purchasers, including institutional investors;

•	through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	through a combination of any such methods of sale; or

•	through any other method permitted under applicable law.

Additionally, subject to the restrictions in the Registration and Purchase Agreement, the selling noteholder may resell all or a portion of its notes in open market transactions in reliance upon Rule 144 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144.

Subject to the restrictions in the Registration and Purchase Agreement, in connection with the sale of the notes, the selling noteholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes in the course of hedging the positions they assume. The selling noteholder may also sell the notes short and deliver these securities to close out its short positions, or loan or pledge the notes to broker-dealers that in turn may sell these securities. The selling noteholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of notes offered by this prospectus supplement.

The aggregate proceeds to the selling noteholder from the sale of the notes offered by it will be the purchase price of the notes less discounts or commissions, if any. The selling noteholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of notes to be made directly or through agents.

Any broker-dealers who act in connection with the sale of the notes may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and profit on any resale of the notes as principal may be deemed to be underwriting discounts and commissions under the Securities Act. Broker-dealers engaged by the selling noteholder may arrange for other broker-dealers to participate in sales. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. If the selling noteholder effects such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling noteholder or commissions from purchasers of the notes for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved). Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurance that the selling noteholder will sell any or all of the notes registered pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

To the extent required, the number of notes to be sold, the name of the selling noteholder, the respective purchase prices and public offering prices, the names of any agent or dealer and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying supplement to this prospectus supplement.

The selling noteholder and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling noteholder and any other relevant person of any of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes to engage in market-making activities with respect to the particular notes being distributed. All of the above may affect the marketability of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes.

In order to comply with the securities laws of some states, if applicable, notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In addition, to the extent applicable we will make copies of this prospectus supplement (as it may be supplemented or amended from time to time) available to the selling noteholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Subject to the terms of the Registration and Purchase

Agreement, we and the selling noteholder may indemnify any broker-dealer or underwriter that participates in transactions involving the sale of notes against certain liabilities, including liabilities arising under the Securities Act.

We are not aware at this time of any plans, arrangements or understandings between the selling noteholder and any underwriter, broker-dealer or agent regarding the sale of notes by the selling noteholder.

We have agreed to indemnify the selling noteholder against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling noteholder will be entitled to contribution from us in connection with those liabilities. The selling noteholder has agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling noteholder in connection with those liabilities.

In accordance with the Registration and Purchase Agreement, we have agreed to use our reasonable best efforts to cooperate in a limited number of underwritten offerings in connection with the selling noteholder’s sale of notes.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in the prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated therein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes offered hereby. This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus supplement by reference. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our 2014 Form 10-K (including information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A filed with the SEC on March 10, 2015);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 filed on May 8, 2015, August 7, 2015 and November 6, 2015, respectively; and

•	Current Reports on Form 8-K, filed on February 18, 2015, March 9, 2015, March 11, 2015, March 13, 2015, March 25, 2015, April 6, 2015, May 6, 2015, July 28, 2015, September 15, 2015, October 29, 2015, November 3, 2015, November 23, 2015 and December 3, 2015.

Any statement made in this prospectus supplement or in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You should direct requests for those documents to:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, Rhode Island 02903

Attn: Investor Relations

Tel.: (401) 456-7000

Our reports and documents incorporated by reference into this prospectus supplement may also be found in the “Investor Relations” section of our website at http://www.citizensbank.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or any registration statement of which it forms a part.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units that may include any of these securities or securities of other entities. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling security holders may be identified in supplements to this prospectus and may offer and sell these securities from time to time.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus, any prospectus supplement, any related free writing prospectus, and any documents incorporated by reference herein and therein, carefully before you invest.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CFG.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 6 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in any applicable supplement.

The securities offered by this prospectus and any supplement will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2015

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless otherwise stated in this prospectus or the context otherwise requires, the terms “CFG,” “we,” “us,” and “our” refer to Citizens Financial Group, Inc. together with its consolidated subsidiaries, “RBS” means The Royal Bank of Scotland Group plc and the “RBS Group” means RBS together with its subsidiaries (other than CFG).

i

CITIZENS FINANCIAL GROUP, INC.

We were the 13th largest retail bank holding company in the United States as of June 30, 2015, according to SNL Financial, with $137.3 billion of total assets. Headquartered in Providence, Rhode Island, we deliver a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. We conduct our banking operations through our two wholly-owned banking subsidiaries, Citizens Bank, N.A. and Citizens Bank of Pennsylvania.

We operate our business through two operating segments: Consumer Banking and Commercial Banking. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Our principal executive offices are located at One Citizens Plaza in Providence, Rhode Island, and our telephone number is (401) 456-7000.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or any selling security holders (which would be named in a prospectus supplement, if applicable) may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling security holders may offer. Each time we or any selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Other information about us may also be found in the “Investors Relations” section of our website at http://www.citizensbank.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC’s website and the information on, or accessible through, our website do not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 3, 2015 (including information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A filed with the SEC on March 10, 2015);

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 filed on May 8, 2015 and August 7, 2015, respectively;

(c)	Current Reports on Form 8-K filed on February 18, 2015, March 9, 2015, March 11, 2015, March 13, 2015, March 25, 2015, April 6, 2015, May 6, 2015, July 28, 2015 and September 15, 2015; and

(d)	the description of our common stock in our registration statement on Form 8-A filed on September 19, 2014.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, Rhode Island 02903

Attn: Investor Relations

Tel.: (401) 456-7000

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to expected earnings levels, the adequacy of the allowance for credit losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital composition and adequacy and liquidity, the effect of legal proceedings and new accounting standards on our financial condition and results of operations. Forward-looking statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in any prospectus supplement and the other documents incorporated by reference herein. You should specifically consider the numerous risks outlined under “Risk Factors,” which may include more information about factors that could cause actual results to differ materially from those described in these forward-looking statements. Other factors that might cause such a difference include, but are not limited to:

•	Negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	Our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	Our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	Our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks;

•	Management’s ability to identify and manage these and other risks; and

•	Any failure by us to successfully replicate or replace certain functions, systems and infrastructure provided by the RBS Group.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as required by law.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement and any risk factors in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities by us will be used for general corporate purposes, including working capital, retirement of debt, business acquisitions or investments, and other business opportunities. We will not receive any proceeds from the sale of securities by any selling security holders.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred dividends for the periods indicated.

	Six Months Ended June 30, 2015	Year Ended December 31,
		2014	2013(3)	2012	2011	2010(4)
Ratio of Earnings to Fixed Charges(1)	3.4	4.0	(5.9)	2.5	1.8	1.0
Ratio of Earnings to Fixed Charges and Preferred Dividends(1)(2)	3.4	4.0	(5.9)	2.5	1.8	1.0

(1)	For purposes of calculating the ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends, earnings consist of earnings before income taxes but do not include dividends on preferred securities, whether or not paid, or income (loss) on discontinued operations. Fixed charges consist of interest cost, including interest on deposits, interest on discontinued operations, and that portion of rent expense estimated to be representative of the interest factor.
(2)	On April 6, 2015, we issued 250,000 shares of our 5.500% fixed-to-floating rate non-cumulative perpetual Series A Preferred Stock, par value of $25.00 per share with a liquidation preference $1,000 per share (the “Series A Preferred Stock”) in a private offering exempt from the registration requirements of the Securities Act. On or prior to June 30, 2015, we had not paid dividends on any shares of preferred stock, including the Series A Preferred Stock. On October 6, 2015, we paid a cash dividend on our Series A Preferred Stock. Prior to the issuance of the Series A Preferred Stock, we had no shares of preferred stock outstanding.
(3)	The deficiency for this period was $3,468 million due in part to a goodwill impairment charge of $4,435 million ($4,080 million after tax).
(4)	The deficiency for this period was $49 million.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated bylaws, copies of which were filed with the SEC as exhibits to our periodic reports, and applicable law.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $25.00 per share. Unless our Board determines otherwise, we will issue all shares of capital stock in uncertificated form.

Common Stock

Common stock outstanding. As of September 30, 2015, there were 527,636,510 shares of common stock outstanding which were held of record by two stockholders. This stockholder figure does not include what we estimate to be a substantially greater number of holders whose shares are held of record by banks, brokers and other financial institutions. All outstanding shares of common stock are fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

As of September 30, 2015, there were 250,000 shares of our preferred stock outstanding, which consisted entirely of our 5.500% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share.

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Election and Removal of Directors. Our Board will consist of not less than five nor more than 25 directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of defaults. The exact number of directors will be fixed from time to time by resolution of our Board. Our Board currently has 13 members.

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that directors may be removed, with or without cause, by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office.

Under the terms of a Separation Agreement between us and RBS, until RBS ceases to beneficially own at least 20% of our issued and outstanding common stock, RBS has the right to nominate one director to our Board, subject to election by our stockholders, and has non-voting Board observer rights in certain circumstances.

Limits on Written Consents. Our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Stockholder Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our Board or our chief executive officer, pursuant to a resolution adopted by a majority of our Board or at the request of holders of a majority of the total voting power of our outstanding shares of common stock, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require our Board to call a special meeting.

Super-Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and amendment of our amended and restated certificate of incorporation and amended and restated bylaws. This requirement of a super-majority vote to approve amendments to our amended and restated certificate of incorporation and amended and restated bylaws could enable a minority of our stockholders to effectively exercise veto power over any such amendments. Following the earlier of the date on which RBS ceases to directly or indirectly own at least 4.99% of our issued and outstanding common stock and the date on which RBS receives written notice from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) that RBS is not deemed to control us for purposes of the Bank Holding Company Act of 1956 (the “Bank Holding Company Act”), our amended and restated bylaws provide that the affirmative vote of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting as a single class, or a majority of the Board, will be required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and amendment of our amended and restated bylaws.

Other Limitations on Stockholder Actions. Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our amended and restated bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice to the corporate secretary:

•	in connection with an annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business (A) no earlier than 120 days prior to the annual meeting and (B) no later than 70 days prior to the date of the meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•	in connection with the election of a director at a special meeting of stockholders, (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. In order to submit a nomination for our Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nomination will be ineligible and will not be voted on by our stockholders.

In addition, until the earlier of the date on which RBS ceases to directly or indirectly own at least 4.99% of our issued and outstanding common stock and the date on which RBS receives written notice from the Federal Reserve Board that RBS is not deemed to control us for purposes of the Bank Holding Company Act, amendments to certain of our key policies, including certain of our risk management, accounting, financial reporting, capital management, information security, corporate governance and human resources policies, require the consent of RBS.

Dissenters’ Rights of Appraisal and Payment

Under the Delaware General Corporation Law, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the Delaware General Corporation Law, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Forum Selection

Pursuant to our amended and restated certificate of incorporation, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of RBS or any of its affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that RBS acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or its affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitation of Liability of Directors and Officers

Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Listing

Our common stock is listed on the NYSE under the symbol “CFG.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of CFG. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The senior debt securities will be issued pursuant to a senior indenture dated October 28, 2015 (as amended and supplemented from time to time) between us and the Bank of New York Mellon, as senior debt trustee. The subordinated debt securities will be issued pursuant to a subordinated indenture dated September 28, 2012 (as amended and supplemented from time to time) between us and The Bank of New York Mellon, as subordinated debt trustee. We will include in the prospectus supplement relating to any series of senior or subordinated debt securities being offered the specific terms of such series, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The terms of any units to be issued will be set forth in the applicable prospectus supplement.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of CFG, the trustees, the warrant agents, the unit agents or any other agent of CFG, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We and/or the selling security holders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In addition, to the extent this prospectus is used by any selling security holder to resell common stock or other securities, information with respect to the selling security holder will be contained in a prospectus supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

If we and/or the selling security holders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling security holders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling security holders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling security holders, if applicable, to indemnification by us and/or the selling security holders, if applicable, against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the NYSE under the symbol “CFG,” and certain series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange. If we decide to seek a listing of any such other securities, the related prospectus supplement will disclose the exchange on which such securities are to be listed.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.